Exhibit 10.2
Execution Copy
$35,000,000
SENIOR SECURED, SUPER-PRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT
among
TRICO MARINE SERVICES, INC.,
as Borrower,
THE GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO,
and
OBSIDIAN AGENCY SERVICES, INC.,
as Agent
Dated as of August 24, 2010

(i)

(ii)

(iii)

(iv)

(v)

Page

SCHEDULE I	-	Loan Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	ERISA
SCHEDULE IV	-	Subsidiaries
SCHEDULE V	-	Existing Indebtedness
SCHEDULE VI	-	Insurance
SCHEDULE VII	-	Legal Name; Type of Organization and Whether a Registered Organization; Jurisdiction of Organization; Etc.
SCHEDULE VIII	-	Existing Liens
SCHEDULE IX	-	Existing Investments
SCHEDULE X	-	Projections
SCHEDULE XI	-	Affiliate Transactions
SCHEDULE XII	-	Tax Matters
SCHEDULE XIII	-	[Intentionally Omitted]
SCHEDULE XIV	-	Collateral Vessels
SCHEDULE XV	-	Approved Classification Societies
SCHEDULE XVI	-	[Intentionally Omitted]
SCHEDULE XVII	-	Required Insurance
SCHEDULE XVIII	-	Mexican JV Installment Sale Arrangements
SCHEDULE 2.15(III)		Prepetition Perfected Liens
SCHEDULE 6.1(c)	-	Disclosed Events
SCHEDULE 8.06	-	Litigation

EXHIBIT A	Request for Funds Release
EXHIBIT B-1	New Money Loan Note
EXHIBIT B-2	Refinancing Loan Note
EXHIBIT C	[Intentionally Omitted]
EXHIBIT D	Section 5.04(b)(ii) Certificate
EXHIBIT E	[Intentionally Omitted]
EXHIBIT F	Officers’ Certificate
EXHIBIT G	[Intentionally Omitted]
EXHIBIT H	[Intentionally Omitted]
EXHIBIT I	Compliance Certificate
EXHIBIT J	Assignment and Assumption Agreement
EXHIBIT K	Intercompany Subordination Agreement
EXHIBIT L	Form of Vessel Mortgage
EXHIBIT M-1	Assignment of Earnings
EXHIBIT M-2	Assignment of Insurance
EXHIBIT N	Interim Order
EXHIBIT O	Approved Budget
EXHIBIT P	Notice of Borrowing

(vi)

               SENIOR SECURED, SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of August 24, 2010 (this “Agreement”), among TRICO MARINE SERVICES, INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party hereto, the Lenders from time to time party hereto, and OBSIDIAN AGENCY SERVICES, INC. as Agent (the “Agent”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.
W I T N E S S E T H:
               WHEREAS, the Borrower, the Guarantors, the lenders party thereto, the Agent, as administrative agent and as collateral agent, are parties to that certain Second Amended and Restated Credit Agreement, dated as of June 11, 2010, (as amended to date, the “Prepetition First Lien Loan Agreement”);
               WHEREAS, on August 25, 2010 (the “Petition Date”), each of the Borrower and the Debtor Guarantors commenced a Chapter 11 Case (each, a “Chapter 11 Case” and, collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for reorganization under Chapter 11, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the Borrower and the Debtor Guarantors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Section 1107(b) and 1108 of the Bankruptcy Code;
               WHEREAS, prior to the Petition Date, the Prepetition First Lien Lenders (as defined below) provided financing to the Borrower pursuant to the Prepetition First Lien Loan Agreement;
               WHEREAS, the parties hereto acknowledge and agree that, among other things, developments with respect to the financial condition of Borrower and its Subsidiaries since the date of the Commitment Letter (as defined below) have resulted in a termination of the Lenders original commitments under the Commitment Letter, provided however, notwithstanding such termination of original commitments, the Lenders have agreed, pursuant to the Fee Letter (as defined herein) to replace such commitments under the Commitment Letter with new commitments to make the New Money Loans (as defined below) and the Refinancing Loans (as defined below) to the Borrower in the amounts and on and subject to the terms and conditions set forth herein;
               WHEREAS, the Borrower, the Guarantors, the Lenders and Agent desire to enter into this Agreement to, among other things, provide for the Loans contemplated hereunder;
               Accordingly, the parties hereto agree as follows:

ARTICLE I
Definitions
               SECTION 1. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “363 Sale” shall have the meaning provided in Section 11.32(d).
          “Advance Account” shall mean the deposit account number 8980004997 of the Borrower at Union Bank, N.A.
          “Advance Account Agreement” shall mean that certain Amended and Restated Special Deposit Account Control Agreement (Security Interest in Deposit Account), dated as of the date hereof, by and among the Agent, the Borrower, Union Bank, N.A. and Obsidian Agency Services, Inc., as agent under that certain Second Amended & Restated Security Agreement dated as of June 11, 2010, among the Borrower, Trico Marine Operators, Inc., Trico Marine Assets, Inc., with respect to the Advance Account.
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Agent nor any Affiliate thereof shall be considered an Affiliate of the Borrower or any Subsidiary thereof.
          “Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.
          “Aggregate Appraised Value” shall mean at any time, the sum of the Appraised Value of all Mortgaged Vessels owned by the Borrower and the Guarantors which have not been sold, transferred, lost or otherwise disposed of.
          “Agreement” shall mean this Credit Agreement.
          “Applicable Margin” shall mean a percentage per annum equal to 11.5%.
          “Appraisal” shall mean, with respect to a Mortgaged Vessel, an “as built” written appraisal by an Approved Appraiser of the fair market value of such Vessel on an individual charter free basis.
          “Appraised Value” of any Mortgaged Vessel at any time shall mean the fair market value of such Vessel on an individual charter free basis as set forth on the Appraisal most recently delivered to, or obtained by, the Agent prior to such time pursuant to Section 9.01(h).

               “Approved Appraiser” shall mean R.S. Platou, Fearnleys A.S. and ODS Petrodata or such other independent appraisal firm as may be reasonably acceptable to the Agent.
               “Approved Budget” shall mean the 13-week post-petition budget (which shall be attached to the Interim Order) approved by the Bankruptcy Court and satisfactory to the Required Lenders and attached hereto as Exhibit O, as such budget may be subsequently amended, supplemented or replaced by the Borrower with the written consent of the Required Lenders and without further approval of the Bankruptcy Court.
               “Asset Sale” shall mean any transaction or series of related transactions pursuant to which the Borrower, any of its Subsidiaries (other than the Trico Supply Group) or the Mexican JV directly or indirectly sells, issues, conveys, transfers, exchanges, leases, charters (other than operating leases and charters entered into in the ordinary course of business consistent with past practices), assigns, disposes or otherwise transfers to any Person (other than (i) with respect to an Asset Sale by the Borrower or any Guarantor, to the Borrower or any Guarantor or (ii) with respect to an Asset Sale by a Subsidiary that is not the Borrower or a Guarantor, to the Borrower or any of its Subsidiaries) any property or assets (including interests therein), whether now owned or hereafter acquired, of the Borrower or any of its Subsidiaries; provided, however, that (i) the sale, lease, conveyance, disposition or other transfer by the Borrower or any of its Subsidiaries of inventory in the ordinary course of business and (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Borrower pursuant to Section 10.02(vi) will not be deemed to be Asset Sales; provided, further, that an Event of Loss shall be deemed an Asset Sale.
               “Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).
               “Assignment of Charters” shall mean the Charter Assignment substantially in the form of Exhibit B to the Assignment of Earnings.
               “Assignment of Earnings” shall mean the Assignment of Earnings in the form of Exhibit M-1.
               “Assignment of Insurances” shall mean the Assignment of Insurances in the form of Exhibit M-2.
               “Avoidance Action” shall have the meaning set forth in Section 2.15(a).
               “Bankruptcy Code” shall have the meaning set forth in the recitals of this Agreement.
               “Bankruptcy Court” shall have the meaning set forth in the recitals of this Agreement.
               “Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure and local rules of bankruptcy procedure for the Bankruptcy Court, as applicable, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.

               “Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
               “Borrowing” shall mean the borrowing of Loans from all the Lenders having Commitments on a Loan Funding Date.
               “Business Day” shall mean (i) for all purposes other than as covered by the following clause (ii), any day except Saturday, Sunday and any day which shall be in New York, New York or London, the United Kingdom, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the applicable interbank LIBOR market.
               “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP (excluding Capitalized Lease Obligations).
               “Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.
               “Capitalized Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
               “Carve-Out” shall mean, subject to the limitations set forth below, (i) amounts payable pursuant to 28 U.S.C. § 1930(a)(6) and to the Clerk of the Bankruptcy Court and (ii) allowed (whether allowed prior to or after the date of the Termination Notice) and unpaid fees and expenses of the attorneys, accountants and other professionals retained in the Chapter 11 Cases by the Debtors or any official committee of unsecured creditors pursuant to Bankruptcy Code sections 327, 328, 330, 331, 363, 503 or 1103 and owed pursuant to the terms of such professionals’ respective engagement letters or other agreements of engagement (other than any success fee, transaction fee, or other similar fee set forth in such professionals’ respective engagement letters or other agreements) incurred from the Petition Date to the date of the Termination Notice, plus the Priority Professional Expenses; provided that, in addition to any requirements for filing monthly and quarterly interim fee applications and for final fee applications, any professional seeking access to the Carve-Out must have previously provided a written monthly fee statement (identifying monthly fees and expenses only) to the Debtors and the Agent no later than the twentieth day of any subsequent month (e.g., for illustration only, the

Debtor’s professionals must submit a fee statement for August 2010 no later than September 20, 2010), provided further that any professional that fails to timely provide the foregoing written monthly fee statement to the Debtors and to Agent shall be prohibited from seeking payment from the Carve-Out for (and payments from the Carve-Out shall not include) any fees and expenses for the applicable month (e.g., for illustration only, if a professional fails to timely submit a fee statement for September 2010, that professional may not seek payment of any fees and expenses from the Carve-Out for the month of September 2010).
               “Cash Collateral” shall mean and include all “cash collateral,” as defined in the Bankruptcy Code section 363, in which any of the Agent (for the benefit of the Lenders), the Prepetition First Lien Agent (for the benefit of the Prepetition First Lien Lenders) and/or Prepetition Indenture Trustee (for the benefit of the Prepetition Second-Lien Noteholders) have a lien, security interest or other interest (including, without limitation, any adequate protection liens or security interests), in each case whether existing on the Petition Date, arising pursuant to the Interim Order, the Final Order or otherwise.
               “Cash Equivalents” shall mean, as to any Person, (i) (x) Dollars and (y) in the case of any Foreign Subsidiary of the Borrower, Euros and such local currencies held by any such Foreign Subsidiary from time to time in the ordinary course of its business, (ii) securities issued or directly and fully guaranteed or insured by (x) in the case of a Foreign Subsidiary of the Borrower organized in Norway, Norway or any agency of instrumentality thereof (provided that the full faith and credit of Norway is pledged in support thereof) and (y) in all cases, the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), in either case having maturities of not more than six months from the date of acquisition, (iii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iv) time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank organized under the laws of the United States, any State thereof or any other country which is a member of the Organization for Economic Cooperation and Development and, in each case, having total assets in excess of $10,000,000,000 (or an equivalent amount in the currency of any member country), (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (ii)(y) above entered into with any bank meeting the qualifications specified in clause (iv) above, (vi) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (vii) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (vi) above and (viii) in the case of Foreign Subsidiaries of the Borrower, overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.
               “Cash Operating Disbursements” shall mean, for any period, amounts paid in cash from a Credit Party Account during such period for the purpose of funding (i) payroll, (ii) general and administrative expenses, (iii) rental and lease expense, (iv) debt service, (v) capital expenditures, including, without limitation and for the avoidance of doubt, all periodic payments with respect to ship building contracts, (vi) operating expenses of foreign Subsidiaries and joint ventures, (vii) Restructuring Costs and (viii) other operating expenses.
               “Cash Operating Receipts” shall mean, for any period, the aggregate cumulative cash deposited into any Credit Party Account during such period so long as such cash (i) is not proceeds of Indebtedness for borrowed money incurred by the Borrower or its Subsidiaries (other than the Trico Supply Group) or proceeds of tax refunds and (ii) has not been transferred to such Credit Party Account from another Credit Party Account.
               “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.
               “Challenge Action” shall mean (x) any investigation into and discovery with respect to (i) the validity, perfection, enforceability, priority, amount or extent of the Prepetition First Lien Debt and Prepetition First Liens and (ii) any potential claims, counterclaims, offsets, setoffs, defenses, contested matters or causes of action of the Debtors or their respective estates against or with respect to the Prepetition First Lien Debt and Prepetition Lender Liens and (y) the prosecution, commencement or litigation of any of the foregoing potential claims, counterclaims, offsets, defenses, contested matters or causes of action. Any Challenge Action must be made and filed, as applicable, by the Creditors’ Committee, or if no Creditors’ Committee has been formed, by a party in interest with standing, on or before the Investigation Termination Date.
               “Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors or (iii) the Borrower shall cease to own, directly or indirectly, 100% of the voting and/or economic interests of each Person which owns a Mortgaged Vessel.
               “Chapter 11 Case” and “Chapter 11 Cases” shall have the respective meanings assigned to them in the recitals of this Agreement.
               “Claims” shall have the meaning provided in Section 14.19.
               “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
               “Collateral” shall mean collectively, (i) all of the property, assets and interests in property and assets of the Debtors (or any successor trustee or other estate representative in any Chapter 11 Case or Successor Case) and all other “property of the estate” (within the meaning of the Bankruptcy Code) of the Debtors (or any successor trustee or other estate representative in any Chapter 11 Case or Successor Case), of any kind or nature whatsoever, real or personal, tangible or intangible or mixed now existing or hereafter acquired or created, including, without limitation, all accounts, inventory, goods, contracts, contract rights, investment property, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, general intangibles, payment intangibles, rights, interests, intercompany notes and obligations, tax or other refunds, insurance proceeds, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property (including all facilities), fixtures, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)), and all of the issued and outstanding capital stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each subsidiary of each Debtor, all of the capital stock of all other Persons that are not Subsidiaries directly owned by each Debtor, money, investment property, deposit accounts, all commercial tort claims and other causes of action, Cash Collateral, and all cash and non-cash proceeds, rents, products, substitutions, accessions, and profits of any of the collateral described above; provided, however, that Collateral shall exclude actions for preferences, fraudulent conveyances, and other avoidance power claims under sections 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code; provided, further, however that the proceeds of such actions shall be available to pay any administrative claim held by the Agent and the Lenders and (ii) all of the property, assets and interests in property and assets of the Non-Debtor Credit Parties, of any kind or nature whatsoever, real or personal, tangible or intangible or mixed now existing or hereafter acquired or created, including, without limitation, all accounts, inventory, goods, contracts, contract rights, investment property, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, general intangibles, payment intangibles, rights, interests, intercompany notes and obligations, tax or other refunds, insurance proceeds, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property (including all facilities), fixtures, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)), and all of the issued and outstanding capital stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each subsidiary of each Non-Debtor Credit Party, all of the capital stock of all other Persons that are not Subsidiaries directly owned by each Non-Debtor Credit Party, money, investment property, deposit accounts, all commercial tort claims and other causes of action, and all cash and non-cash proceeds, rents, products, substitutions, accessions, and profits of any of the collateral described above.
               “Collateral Vessels” shall mean, collectively, all Vessels of the Credit Parties, which Vessels as of the date hereof are listed on Schedule XIV, and, individually, any of such Vessels.
               “Committee” shall mean any official committee appointed pursuant to Bankruptcy Code section 1102.
               “Committee Challenge Fees” shall mean fees and expenses of the Creditor’s Committee (but not the Borrower or any of its Subsidiaries) in investigating, taking discovery with respect to, filing and prosecuting the Challenge Actions; provided however, Committee Challenge Fees shall not at any time exceed $25,000 of the proceeds of the Loans and the Cash Collateral, collectively.
               “Commitment” shall mean with respect to any Lender, such Lender’s New Money Loan Commitments and Refinancing Loan Commitments, as applicable.

               “Commitment Letter” shall mean that certain Commitment Letter for Existing Credit Commitment Purchase and DIP Facility, dated June 7, 2010, by and between Tennenbaum Opportunity Fund, LLC and the Borrower, and shall include the Fee Letter and any other fee letter executed in connection therewith (in each case, as such letters may be amended, restated, amended and restated or otherwise modified from time to time).
               “Commitment Parties” shall have the meaning provided in Section 10.01(xxi).
               “Consolidated Cash Flow” shall mean for any period, the Cash Operating Receipts minus the Cash Operating Disbursements for such period.
               “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, before deducting therefrom (i) consolidated interest expense of the Borrower, its Subsidiaries (other than the Trico Supply Group) and the Mexican JV for such period, (ii) provision for taxes based on income that were included in arriving at Consolidated Net Income for such period, (iii) the amount of all amortization of intangibles and depreciation to the extent that same was deducted in arriving at Consolidated Net Income for such period and without giving effect (x) to any extraordinary gains or extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses require a cash payment in a future period) and (y) to any or gains or losses from sales of assets other than from sales of inventory in the ordinary course of business, (iv) Restructuring Costs amortized in such period; and (v) expenses incurred in connection with stock based compensation; provided, that, the calculation of Consolidated EBITDA shall exclude any and all non-cash gains and losses in connection with embedded derivatives related to the Senior Notes.
               “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower, its Subsidiaries (other than the Trico Supply Group) and the Mexican JV for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) the net income of any Subsidiary of the Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (ii) the net income (or loss) of any other Person acquired by the Borrower or a Subsidiary of the Borrower for any period prior to the date of such acquisition shall be excluded.
               “Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
               “Continuing Directors” means the directors of the Borrower on the Effective Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.
               “Credit Documents” shall mean this Agreement (including the Guaranty), each Note, each Security Document, each subordination agreement and after the execution and delivery thereof, each additional Security Document executed pursuant to Section 9.11.
               “Credit Event” shall mean the making of the Loans or a Funds Release.
               “Credit Parties” shall mean the Borrower and all Guarantors, and “Credit Party” shall mean any one of them.
               “Credit Party Account” shall mean any Dollar-denominated account that is (i) in the name of the Borrower, Trico Assets, Trico Operators or Trico Marine International and (ii) subject to a Deposit Account Control Agreement.
               “Creditors’ Committee” shall mean any Committee representing unsecured creditors.
               “Debtors” shall mean the Borrower and the Debtor Guarantors, and “Debtor” shall mean any one of them.
               “Debtor Guarantors” shall mean, collectively, the following entities: Trico Assets; Trico Operators; Trico Marine International; Trico Holdco; and Trico Cayman, and “Debtor Guarantor” shall mean any one of them.
               “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
               “Deposit Account Control Agreement” shall mean, with respect to any deposit account, a control agreement between the Credit Party who owns such account, the Agent and the financial institution at which such deposit account is maintained, in each case in form and substance acceptable to the Agent in its sole discretion.

               “Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common equity of such Person) any shares of any class of its Capital Stock or any partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Capital Stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration (other than common equity of such Person) any shares of any class of the Capital Stock of, or other equity interests in, such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Capital Stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made (other than common equity of such Person) by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
               “Dollars” and the sign “$” shall each mean lawful money of the United States.
               “Domestic Subsidiary” shall mean, as to any Person, each Subsidiary of such Person that is organized under the laws of the United States, any state thereof or the District of Columbia.
               “Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the Assignment of Insurances.
               “Effective Date” shall have the meaning set forth in Section 6.01.
               “Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act).
               “EMSL” shall mean Eastern Marine Services Limited.
               “EMSL Loan” shall have the meaning set forth in Section 10.04(xxi).
               “Environmental Claim” shall mean any written claim, action, suit, cause of action or notice by any person or entity alleging potential liability arising out of, based on or resulting from (a) the Release into the environment, of any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
               “Environmental Law” shall mean all applicable foreign, federal, state and local laws and regulations having the force and effect of law relating to the protection of the natural environment or imposing liability or standards of conduct concerning the use, handling, storage, or management of any Hazardous Material, each as in effect and as amended through the Effective Date.

               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
               “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
               “Event of Default” shall have the meaning provided in Section 11.
               “Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Mortgaged Vessel or the agreed or compromised or arranged total loss of a Mortgaged Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of (in each case, other than temporary seizure for customs lasting no more than 15 days), or any taking of title to, a Mortgaged Vessel. An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Mortgaged Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Mortgaged Vessel was last heard from; (ii) in the event of damage which results in a constructive or agreed or compromised or arranged total loss of a Mortgaged Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.
          “Excluded Taxes” shall have the meaning provided in Section 5.04(a).
          “Existing Indebtedness” shall have the meaning provided in Section 8.18.
          “Exit Fee” shall have the meaning provided in Section 5.05.
          “Expenses” shall have the meaning provided in Section 14.01(a).
          “FATCA” means Sections 1471 through 1474 of the Code and any official administrative interpretations thereof.
               “Fee Letter” shall mean that certain Amended and Restated Fee Letter, dated August [___], 2010, by and among the Borrower and Special Value Continuation Partners, LP, Tennenbaum Opportunities Partners V, LP, and Tennenbaum DIP Opportunity Fund, LLC (as amended, restated, amended and restated or otherwise modified from time to time).
               “Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.
               “Final Order” shall mean, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be satisfactory in form and substance to the Agent and the Required Lenders in their sole discretion, and the operation or effect of which has not been stayed, reversed, or amended (without consent of the Agent and the

Required Lenders, to be granted in their sole discretion), together with all extensions, modifications and amendments thereto, in each such case, in form and substance satisfactory to the Agent and the Required Lenders in their sole discretion, which, among other matters but not by way of limitation, (a) authorize and approve on a final basis this Agreement, the making of the Loans hereunder, and the granting of the super-priority claim and senior priming and other Liens referred to in Section 2.15, (b) modify the automatic stay to permit the creation and perfection of the Agent’s Liens on the Collateral, (c) authorize the Debtors to refinance in full and approve the indefeasible repayment in full in cash of the Prepetition First Lien Debt; (d) grant on a final basis adequate protection to the Prepetition First Lien Agent (on behalf of itself and the Prepetition First Lien Lenders); (e) provide for the automatic vacation of such stay to permit the enforcement of the Agent’s and/or the Lenders’ remedies under this Agreement or any other Credit Document, including without limitation the enforcement of such remedies against the Collateral (subject in the case of the Debtors to the Waiting Period, as set forth in Section 11.32), (e) except as provided herein or therein, prohibit actions adverse to the Agent or any Lender (solely in their capacity as such) or their respective rights and remedies under the this Agreement, any other Credit Document or the Interim Order and the Final Order, (f) except as provided herein or therein, prohibit the incurrence of debt or granting of Liens on the Collateral, (g) waive any and all rights to surcharge the Collateral pursuant to section 506(c) of the Bankruptcy Code, (h) authorize, on a final basis, the use of Cash Collateral; (i) authorize the payment by the Debtors of all of the fees, costs and expenses provided for in this Agreement or any other Credit Document, and (j) find that the Agent and the Lenders have acted in good faith for the purposes of Section 364(e) of the Bankruptcy Code.
               “Final Order Funding Date” shall mean the date not more than five Business Days after entry of the Final Order.
               “Financial Covenants” shall collectively mean the financial covenants as set forth in Sections 10.07, 10.08, 10.09 and 10.10.
               “Foreign Lender” shall mean any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code).
               “Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
               “Foreign Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Domestic Subsidiary.
               “Funds Release” shall mean any release of funds from the Advance Account to or on behalf of the Borrower.

               “GAAP” shall mean generally accepted accounting principles in the United States consistently applied.
               “Guaranteed Creditors” shall mean and include each of the Agent and the Lenders.
               “Guaranteed Obligations” shall mean the full and prompt payment in cash when due (whether at the stated maturity, by acceleration or otherwise) of each Obligation of the Borrower (including Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and any expenses incurred and interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such expenses or interest is an allowed claim in any such proceeding).
               “Guarantor” shall mean each direct or indirect Subsidiary of the Borrower, excluding the Trico Supply Group, but including, without limitation: Trico Assets, Trico Operators, Trico Marine International, Trico Marine Services (Hong Kong) Limited, Coastal Inland Marine Services Limited, Servicios de Apoyo Maritimo de Mexico, S. de R.L. de C.V., Trico Servicos Maritimos Ltda, Trico Cayman, Trico Holdco, Trico International Holdings B.V. and Trico Marine International Holdings B.V., and “Guarantors” shall mean, collectively, all of them.
               “Guaranty” shall mean the Guaranty set forth in Section 13 hereof and any other guaranty delivered by any Person in respect of the Obligations.
               “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, ureaformaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.
               “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (ii) milestone payments and similar obligations incurred by any Person under any vessel purchase contract.
               “Indemnity” shall have the meaning provided in Section 14.01(b).
               “Initial Loan Funding Date” the first Loan Funding Date on which Loans are funded under this Agreement.
               “Intercompany Loan” shall have the meaning provided in Section 10.05(vii).
               “Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement substantially in the form of Exhibit K (appropriately completed).
               “Intercreditor Encumbered Collateral” shall have the meaning provided in Section 2.15(b)(ii).
               “Interest Determination Date” shall mean with respect to the Initial Loan Funding Date and with respect to all Loans funded on the Initial Loan Funding Date and at any time during the 90 day period following such Initial Loan Funding Date (and for such 90 day period), the date that is the second Business Day prior to the Initial Loan Funding Date, and thereafter, the date that is two Business Days before the date that is 90 days after the immediately preceding Interest Determination Date.
               “Interest Period” shall have the meaning provided in Section 2.08.
               “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
               “Interim Order” shall mean, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), which order shall be in the form of the attached Exhibit N, with such modifications thereto as the Required Lenders shall approve in their sole discretion, together with all extensions, modifications, and amendments thereto, in each such case in form and substance satisfactory to the Agent and the Required Lenders in their sole discretion.
               “Investigation Termination Date” shall mean (a) with respect to any Creditors’ Committee, the date that is sixty (60) from the date of such Creditors’ Committee’s formation and (b) with respect to any other party in interest, the date that is seventy-five (75) days from the Petition Date.

               “Investments” shall have the meaning provided in Section 10.05.
               “IRS” shall mean the Internal Revenue Service.
               “Junior Financing” shall have the meaning specified in Section 10.18.
               “Junior Financing Documentation” shall mean any documentation governing any Junior Financing.
               “Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
               “Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to Section 2.12 or 14.04(b).
               “LIBOR Rate” shall mean the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (Los Angeles time) on such date of determination as is displayed on Bloomberg, provided that if on such date no such rate is so displayed or, such index ceases to exist or is no longer published or announced, then “LIBOR Rate” shall mean the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period as published in The Wall Street Journal on such date of determination.
               “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
               “Liquidity” shall mean the sum of (i) the balance of all cash or Cash Equivalents in all unrestricted Credit Party Accounts and (ii) the balance of all cash or Cash Equivalents in the Advance Account.
               “Loans” shall mean collectively, the New Money Loans and the Refinancing Loans.
               “Loan Funding Date” shall mean any date on which any Loans hereunder are funded by the Lenders.
               “Maintenance Capital Expenditures” shall mean Capital Expenditures incurred in connection with the maintenance, and repair of Mortgaged Vessels which are owned by any Subsidiary of the Borrower.
               “MARAD Notes” shall mean the 6.11% MARAD Bonds accepted by Trico Marine International, Inc. and guaranteed by the U.S. Maritime Administration.

               “Margin Stock” shall have the meaning provided in Regulation U.
               “Material Adverse Effect” shall mean (i) a material adverse effect (w) on the rights or remedies of the Agent and/or the Lenders, (x) on the ability of the Borrower and its Subsidiaries taken as a whole to perform its or their obligations to the Agent and the Lenders, (y) on the Transaction or (z) on the property, assets, operations, liabilities or financial condition of the Borrower and its direct and indirect Subsidiaries taken as a whole, or (ii) a material impairment of the Collateral or the Agent’s Liens thereon, on behalf of the Lenders, or the priority of such Liens.
               “Maturity Date” shall mean the earliest of (i) the March 11, 2011, (ii) the effective date of any plan of reorganization or liquidation with respect to any Debtor, (iii) the closing date of a sale pursuant to Section 363 of the Bankruptcy Code or otherwise of all or substantially all of the assets of any of the Debtors, Trico Supply or Trico Shipping, (iv) the date of conversion of any Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, and (v) the dismissal of any Chapter 11 Case and (vi) the acceleration of the Loans following an Event of Default.
               “Mexican JV” shall mean Naviera Mexicana de Servicios, S. de R.L. de C.V.
               “Monthly Payment Date” shall mean the last Business Day of each calendar month occurring after the Effective Date.
               “Mortgaged Vessels” shall mean, at any time, each Collateral Vessel which is subject to or required to be subject to a Vessel Mortgage at such time. On the Effective Date, Mortgaged Vessels are the Collateral Vessels set forth in Schedule XIV hereto.
               “Net Cash Proceeds” shall mean, with respect to any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received by the Borrower or any of its Subsidiaries from such Asset Sale net of:
               (a) all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions);
               (b) taxes paid or payable in connection with such Asset Sale; and
               (c) amounts (i) used to repay Indebtedness that is required to be repaid or otherwise required to be retained or identified for the benefit of a lender, or (ii) by which any commitment for revolving indebtedness is required to be permanently reduced, each in connection with such Asset Sale (other than mandatory repayments under any Indebtedness if such prepayment is not approved pursuant to the order of the Bankruptcy Court approving such sale).
               “New Money Loan Commitments” shall mean, for each Lender, the amount set forth opposite such Lender’s name on Schedule I hereto directly below the column entitled “New Money Loan Commitment” as the same may be adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 14.04(b).

               “New Money Loan Note” shall have the meaning provided in Section 2.04(a).
               “New Money Loans” shall mean the loans made pursuant to Section 2.01(a).
               “Non-Debtor Credit Parties” shall mean all Credit Parties that are not Debtors.
               “Non-Debtor Subsidiary” shall mean all Subsidiaries of the Borrower that are not Debtors.
               “Note” shall have the meaning provided in Section 2.04(a).
               “Notice of Borrowing” shall mean a borrowing notice in the form attached hereto as Exhibit P given by the Borrower to the Agent at the Notice Office in connection with any request to Borrow Loans at least three Business Days prior to any Loan Funding Date.
               “Notice Office” shall mean the office of the Agent located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.
               “Objection” shall have the meaning provided in Section 14.01(a).
               “Obligations” all amounts owing to the Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.
               “OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.
               “Operating Accounts” shall mean all deposit accounts of the Credit Parties other than the Advance Account.
               “Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.
               “Parent Company Liens” shall mean, collectively, the Liens on the Capital Stock of Trico Holdco LLC, the Trico Marine Cayman Intercompany Loan, the TMS Intercompany Indebtedness and the assets of Trico Marine Cayman, L.P. and Trico Holdco LLC, in each case, to the extent pledged to Wilmington Trust FSB, as collateral agent for the benefit of (i) the “Collateral Agent”, (ii) the “Working Capital Facility Agent” and the “Working Capital Facility Lenders” under the Trico Shipping Working Capital Facility and (iii) the “Trustee” and the “Noteholders” (in each case of (i), (ii) and (iii), as such capitalized terms are defined in the Wilmington Pledge and Security Agreement in effect on the date hereof) pursuant to the Wilmington Pledge and Security Agreement or the other Security Documents (as defined in the Wilmington Pledge and Security Agreement in effect on the date hereof).
               “PATRIOT Act” shall have the meaning provided in Section 14.17.

               “Payment Office” shall mean the office of the Agent located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.
               “Permitted Encumbrance” shall mean easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances on any property of the Borrower or any of its Subsidiaries arising in the ordinary course of business which do not materially detract from the value of such.
               “Permitted Liens” shall have the meaning provided in Section 10.01.
               “Permitted Priority Liens” shall mean all non-avoidable, valid, enforceable and perfected liens and security interests in the Debtors’ assets which existed as of the Petition Date in favor of such third parties holding liens or security interests which are superior in priority, after giving effect to any existing subordination arrangements, to the Prepetition First Lien Agent’s prepetition security interests in and liens on the Debtors’ assets, and in each case, as expressly permitted to be prior to the Agent’s lien as described in Section 2.15(b).
               “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
               “Petition Date” shall have the meaning provided in the recitals to this Agreement.
               “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, excluding any pension plan that is not subject to Title I or Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
               “Pledge and Security Agreements” shall mean the Pledge and Security Agreement delivered by the Borrower and/or the Guarantors to the Agent (as amended, restated, amended and restated or otherwise modified from time to time).
               “Prepetition Collateral” all existing collateral securing the Prepetition First Lien Debt prior to the Petition Date.
               “Prepetition Convertible Debentures” shall mean the 3.00% Senior Convertible Debentures of the Borrower, due 2027, dated February 7, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to Section 10.18).
               “Prepetition Encumbered Collateral” shall have the meaning provided in Section 2.15(b)(iii).

               “Prepetition First Lien Agent” shall mean Obsidian Agency Services, Inc., as administrative agent and/or collateral agent, as applicable, under the Prepetition First Lien Loan Agreement.
               “Prepetition First Lien Debt” shall mean all “Obligations” as defined in the Prepetition First Lien Loan Agreement, and other amounts owed, as of the Petition Date, to the Prepetition First Lien Agent and Prepetition First Lien Lenders under the Prepetition First Lien Loan Agreement and the other Prepetition First Lien Loan Documentation related thereto.
               “Prepetition First Lien Lenders” shall mean the lenders party to the Prepetition First Lien Loan Agreement.
               “Prepetition First Lien Loan Agreement” shall have the meaning set forth in the recitals of this Agreement.
               “Prepetition First Lien Loan Documentation” shall mean, collectively, the Prepetition First Lien Loan Agreement, and all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, instruments, amendments, and any other agreements executed and/or delivered pursuant thereto or in connection therewith.
               “Prepetition First Liens” shall mean the liens that secure the Prepetition First Lien Debt.
               “Prepetition First Lien Security Documents” shall mean the Security Documents as defined in the Prepetition First Lien Loan Agreement.
               “Prepetition Indebtedness” shall mean Indebtedness of any of the Debtors incurred prior to the Petition Date, including, without limitation, the Prepetition First Lien Debt, the Prepetition Second Lien Debt and the Prepetition Convertible Debentures.
               “Prepetition Indenture Trustee” shall mean Deutsche Bank National Trust Company (successor to Wells Fargo Bank, N.A.), as trustee under the Prepetition Second-Lien Indenture and any successor trustee thereto.
               “Prepetition Lender Liens” shall mean the Prepetition First Liens and the Prepetition Second-Liens.
               “Prepetition Perfected Liens” shall have the meaning provided in Section 2.15(b)(iii).
               “Prepetition Second-Lien Debt” shall mean all “Obligations” as defined in the Prepetition Second-Lien Indenture, and other amounts owed, as of the Petition Date, to the Prepetition Indenture Trustee and the Prepetition Second-Lien Note Holders and the other Prepetition Second-Lien Loan Notes Documentation related thereto.
               “Prepetition Second-Lien Indenture” shall mean the Indenture, as amended from time to time, pursuant to which the Prepetition Second-Lien Notes, dated as of May 14, 2009 have been issued.

               “Prepetition Second-Lien Notes Documentation” shall mean, collectively, the Prepetition Second-Lien Indenture, and all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, instruments, amendments, and any other agreements executed and/or delivered pursuant thereto or in connection therewith.
               “Prepetition Second-Lien Note Holder” shall mean a holder of the Prepetition Second-Lien Notes.
               “Prepetition Second-Lien Notes” shall mean the 8.125% Secured Convertible Debentures of the Borrower, due 2013, dated as of May 14, 2009 (as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to Section 10.18), in an initial aggregate principal amount of $202,812,000 (as such amount may be reduced from time to time pursuant to prepayments, redemptions or repurchases permitted by Section 10.05).
               “Prepetition Second-Lien Notes Collateral Documents” shall mean the “Security Documents” as defined in the Prepetition Second-Lien Notes Indenture.
               “Prepetition Second-Liens” shall mean the liens that secure the Prepetition Second-Lien Debt.
               “Priority Professional Expenses” shall mean, with respect to the period following the delivery of a Termination Notice, fees and expenses of Vinson & Elkins LLP, Cahill Gordon & Reindel LLP and Morris, Nichols, Arsht & Tunnell LLP as counsel to the Debtors in an amount not to exceed $500,000, fees and expenses of other professionals retained by the Debtors in an amount not to exceed $500,000, and fees and expenses of professionals retained by the Creditors’ Committee professionals in an amount not to exceed $150,000, in each case minus any retainers held by the applicable professionals as of the date of the Termination Notice; provided however that following the occurrence and during the continuance of an Event of Default and following the delivery of a Termination Notice (the “Post-Termination Notice Period”), any payments actually made to any of the foregoing professionals incurred during such Post-Termination Notice Period pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503 or 1103 or otherwise, shall (i) reduce the Priority Professional Expenses on a dollar-for-dollar basis (with reduction to the appropriate portion of the Priority Profession Expenses (i.e., the portion relating to the period before or the portion relating to the period after the Post Termination Notice Period)) and (ii) not be paid from the proceeds of any Loans or Collateral (including Cash Collateral) until such time as all retainers, if any, held by such professionals have been reduced to zero by application of such retainer to Priority Professional Expenses.
               “Professional Fee Reserve” means a reserve that is established as a subaccount within the Advance Account into which deposits are made and from which withdrawals are taken in accordance with the provisions of Section 9.23.
               “Projections” shall mean the detailed projected consolidated financial statements of the Borrower and its Subsidiaries provided to the Lenders in connection with the Effective Date and attached hereto as Schedule X.
               “Qualified Preferred Interests” shall mean any preferred stock of the Borrower so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption,

repayment, sinking fund or other similar provision occurring prior to one year after the Maturity Date, (ii) do not require the cash payment of dividends, (iii) do not contain any covenants other than financial reporting requirements and (iv) do not grant the holder thereof any voting rights except for voting rights on fundamental matters such as mergers, consolidations, sales or all or substantially all of the assets of the issuer thereof, or liquidations involving the issuer thereof.
               “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
               “Refinancing Date” shall mean the date on which all conditions set forth in Section 6.02 have been satisfied (or waived in the Required Lenders’ sole discretion).
               “Refinancing Loan Commitments” shall mean, for each Lender, the amount set forth opposite such Lender’s name on Schedule I hereto directly below the column entitled “Refinancing Loan Commitment” as the same may be adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 14.04(b).
               “Refinancing Loan Note” shall have the meaning provided in Section 2.04(a).
               “Refinancing Loans” shall have the loans made pursuant to Section 2.01(b).
               “Register” shall have the meaning provided in Section 14.15.
               “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
               “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
               “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
               “Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.
               “Releasees” shall have the meaning provided in Section 14.19.
               “Releasors” shall have the meaning provided in Section 14.19.
               “Replaced Lender” shall have the meaning provided in Section 2.12.
               “Replacement Lender” shall have the meaning provided in Section 2.12.

               “Required Insurance” shall have the meaning specified in Section 6.01.
               “Required Lenders” shall mean Lenders the outstanding principal amount of whose Loans and unfunded Commitments, if any, represent an amount greater than 50% of the aggregate outstanding principal amount of all Loans and unfunded Commitments, if any.
               “Restructuring Costs” shall mean the fees, costs and expenses incurred by the Credit Parties (including the incurrence by the Credit Parties of the obligation to reimburse the fees, costs and expenses incurred by any other Person) in connection with the restructuring efforts of the Borrower and its Subsidiaries (including preparation for a bankruptcy filing, pursuit of an out-of-court restructuring and the negotiation and execution of forbearance agreements and financing arrangements for the Borrower and its Subsidiaries and the fees and expenses incurred by the Credit Parties in the Chapter 11 Cases).
               “Returns” shall have the meaning provided in Section 8.09.
               “Specified Assets” means (i) all Collateral constituting an “Excluded Asset” (as such term is defined in the Pledge and Security Agreement); and (ii) other Collateral of the Non-Debtor Guarantors (other than any Collateral Vessel) which cannot be perfected by the filing of a UCC Financing Statement in the appropriate jurisdiction or by possession and which is not purported to be covered by the grant of Liens under or the entry into any other Security Document.
               “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
               “Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).
               “Secured Creditors” shall have the meaning assigned that term in the Security Documents.
               “Securities Act” shall mean the Securities Act of 1933, as amended.
               “Security Documents” shall mean each Pledge and Security Agreement, each Assignment of Earnings, each Assignment of Insurances, each Assignment of Charters, each Vessel Mortgage, the Advance Account Agreement, each Deposit Account Control Agreement, and any other document or agreement requested to be executed by the Agent or the Required Lenders with respect to the Collateral, including without limitation any securities account control agreements, foreign law pledges and other foreign law security documents, and, after execution and delivery thereof, each additional security document delivered pursuant to Section 9.11.
               “Senior Notes” shall mean the Prepetition Convertible Debentures and the Prepetition Second-Lien Notes.
               “Specified Proceeds” shall have the meaning set forth in Section 5.02(a).

               “Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.
               “Successor Case” shall mean any chapter 7 or chapter 11 case subsequent to, or superseding, any Chapter 11 Case (including without limitation any Chapter 7 proceeding if any of the Chapter 11 Cases is converted to a case under Chapter 7 of the Bankruptcy Code).
               “Taxes” shall have the meaning provided in Section 5.04.
               “Termination Notice” shall mean a notice from the Agent to the Debtors and their counsel, counsel to any Creditor’s Committee and the U.S. Trustee that an Event of Default has occurred and that, following the expiration of the Waiting Period, the Cash Collateral and the balance in the Advance Account are no longer available to the Borrower.
               “Test Period” shall mean each relevant test period as set forth in Section 10.08.
               “TMS Intercompany Indebtedness” shall mean the loan agreement in the principal amount of $395,000,000 made between the Borrower, as lender, and the Trico Shipping, as borrower, dated on or around May 15, 2008.
               “Transaction” shall mean, collectively, (i) the entering into of the Credit Documents and (ii) the payment of fees and expenses in connection with the foregoing.
               “Trico Assets” shall mean Trico Marine Assets, Inc., a Delaware corporation.
               “Trico Cayman” shall mean Trico Marine Cayman, L.P., a Cayman Islands limited partnership.
               “Trico Holdco” shall mean Trico Holdco LLC, a Delaware limited liability company.
               “Trico Marine Cayman Intercompany Loan” shall mean the loan in the original principal amount of $33,486,076.35 made by Trico Cayman, acting through its general partner, Trico Holdco, to Trico Supply pursuant to that certain Loan Agreement, dated as of November 8, 2007.
               “Trico Marine International” shall mean Trico Marine International, Inc., a Louisiana corporation.
               “Trico Operators” shall mean Trico Marine Operators, Inc., a Louisiana corporation.

               “Trico Shipping” shall mean Trico Shipping AS, a limited liability company organized under the laws of Norway.
               “Trico Shipping Senior Secured Notes” shall mean Trico Shipping’s 11 7/8% Senior Secured Notes due November 1, 2014, issued pursuant to the Senior Secured Note Indenture.
               “Trico Shipping Senior Secured Notes Documents” shall mean the Trico Shipping Senior Secured Notes and all other documents, instruments and agreements executed and delivered in connection with the Trico Shipping Senior Secured Notes, including, but not limited to, the Trico Shipping Senior Secured Notes Indenture.
               “Trico Shipping Senior Secured Notes Indenture” shall mean the Indenture, dated as of October 30, 2009, pursuant to which the Trico Shipping Senior Secured Notes, have been issued (as in effect on the date hereof).
               “Trico Shipping Working Capital Facility” shall mean that certain Credit Agreement, dated as of October 30, 2009, among Trico Marine Cayman, LP, Trico Holdco LLC, Trico Supply, the subsidiary guarantors listed therein, Trico Shipping, as borrower, the lenders party thereto from time to time and Nordea Bank Finland plc, New York Branch, as administrative agent (as amended through and including the Effective Date), and all other documents, instruments and agreements executed and delivered in connection with the Trico Shipping Working Capital Facility, including but not limited to the TMS Guaranty (as defined therein) by the Borrower and the related Security Documents (as defined therein).
               “Trico Supply” shall mean Trico Supply AS, a limited liability company organized under the laws of Norway.
               “Trico Supply Group” shall mean Trico Supply and its Subsidiaries.
               “Trico Supply Intercompany Loan” shall mean the loan from Trico Marine Operators, Inc. to Trico Supply in the initial principal amount of $194,000,000 pursuant to the Trico Supply Intercompany Loan Documentation.
               “Trico Supply Intercompany Loan Documentation” shall mean that certain promissory note dated November 8, 2007 between Trico Supply and Trico Marine Operators, Inc.
               “Trust Estate Liens” shall mean (i) the rights of the Debtors and any successor trustee or estate representative in the Chapter 11 Cases and any Successor Case, (ii) any intercompany claim of any Debtor or any Subsidiary or Affiliate of any Debtor, (iii) any Lien of any creditor or other party in interest in the Chapter 11 Cases or any Successor Case, (iv) subject to entry of the Final Order, any Lien which is avoided or otherwise preserved for the benefit of any Debtor’s Estate under Section 551 or any other provision of the Bankruptcy Code, and (v) any Liens granted on or after the Petition Date to provide adequate protection to any party.

               “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
               “Unencumbered Collateral” shall have the meaning provided in Section 2.15(b)(i).
               “United States” and “U.S.” shall each mean the United States of America.
“Vessel” shall mean sea going vessels and tankers.
               “Vessel Mortgages” shall mean the Vessel Mortgages substantially the form of Exhibit L, or, in each case, such other form as may be reasonably satisfactory to the Agent.
               “Waiting Period” shall have the meaning provided in Section 11.
               “Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is also a Foreign Subsidiary of such Person.
               “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Capital Stock (other than director’s qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time. Unless otherwise indicated herein, or the context otherwise requires, all references herein to any Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries shall mean and be deemed to be references to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries, as the case may be, of the Borrower.
               “Wilmington Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement dated as of October 30, 2009, made by Trico Shipping and certain of its direct and indirect subsidiaries in favor of Wilmington Trust FSB, as collateral agent, as such agreement may be amended from time to time with the written consent of Required Lenders.
ARTICLE II
The Credits
               SECTION 2. Amount and Terms of Credit Facility.
               2.01 Commitments. Subject to the terms and conditions set forth herein, and upon reliance on the representation and warranties of the Credit Parties set forth herein and in the other Credit Documents:
          (a) New Money Loans. Each Lender severally agrees to lend to the Borrower (in respect of its New Money Loan Commitment) on the Effective Date an amount not exceeding its New Money Loan Commitment. The amount of each Lender’s New Money Loan Commitment is set forth on Schedule I hereto and the aggregate amount of New Money Loan Commitments for all Lenders is $10,000,000 (New Money Loans repaid or prepaid may not be reborrowed);
          (b) Refinancing Loans. Each Lender severally agrees to lend to the Borrower (in respect of its Refinancing Loan Commitment) on the Final Order Funding Date an amount not exceeding its Refinancing Loan Commitment. The amount of each Lender’s Refinancing Loan Commitment is set forth on Schedule I hereto and the aggregate amount of the Refinancing Loan Commitments for all Lenders is $25,000,000 (Refinancing Loans repaid or prepaid may not be reborrowed); and
Except for the amounts funded on account of the Refinancing Loans which shall be directly applied in payment of the Prepetition First Lien Debt, all amounts funded by the Lenders pursuant to this Section 2.01 shall be deposited into the Advance Account, to be applied and used in accordance with the provisions of this Agreement. The obligations of the Lenders to fund any Loans under this Section 2.01 shall be subject to Lenders having received from Borrower a Notice of Borrowing with respect to the applicable Loan Funding Date.
               2.02 [Intentionally Omitted].
               2.03 Disbursement of Funds. (a) On the Effective Date, each Lender will make available and fund its pro rata portion of the Loans to be funded on the Effective Date in immediately available funds.
          (b) On the Final Order Funding Date, each Lender will make available and fund its pro rata portion of the Loans to be funded on the Final Order Effective Date in immediately available funds.
               2.04 Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Agent pursuant to Section 14.15 and shall, if requested by such Lender as provided below, also be evidenced by promissory notes duly executed and delivered by the Borrower substantially in the form of, in the case of the New Money Loans, Exhibit B-1 (“New Money Loan Note”) or in the case of the Refinancing Loans, Exhibit B-2 (“Refinancing Loan Note”), as applicable, with blanks appropriately completed in conformity herewith (each a “Note” and, collectively, the “Notes”).
          (b) Each Note shall (i) be executed by the Borrower, (ii) be payable to the Lender or its registered assigns and be dated the Effective Date (or, in the case of Notes issued after the Effective Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the applicable outstanding Loans of such Lender at such time and be payable in the principal amount of the applicable Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.07, (vi) be subject to voluntary prepayment and mandatory repayment as provided in Sections 5.01 and 5.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans.
          (d) Notwithstanding anything to the contrary contained above in this Section 2.04 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note(s) evidencing its outstanding Loan(s) shall in no event be required to make the notations otherwise described in preceding clause (c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall (at its expense) promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
               2.05 [Intentionally Omitted].
               2.06 Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their applicable Commitments in respect of such Loans. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
               2.07 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus the greater of (i) the LIBOR Rate for such Interest Period and (ii) 2.50%.
          (b) Upon the occurrence and during the continuance of any Event of Default, principal and, to the extent permitted by law, interest (including overdue interest) in respect of each Loan, and any fees or other amounts owed hereunder and under any other Credit Document shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans (or, in the case of any such fees and other amounts, at a rate per annum equal to the rate which is 2% in excess of the rate then borne on the Loans). Interest that accrues under this Section 2.07(b) shall be payable on demand. Payment or acceptance of the increased rates of interest provided for in this Section 2.07(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.

          (c) Accrued (and theretofore unpaid) interest in respect of Loans shall be payable in arrears on each Monthly Payment Date, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          (d) Upon each Interest Determination Date, the Agent shall determine the LIBOR Rate for each Interest Period applicable to the Loans to be made pursuant to the applicable Borrowing and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
          (e) All calculations of interest shall be based on a 360-day year and actual days elapsed.
               2.08 Interest Periods. All Interest Periods applicable to the Loans shall be three-month Interest Periods (each an “Interest Period”).
               2.09 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Agent):
          (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the applicable LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or
          (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for the imposition of, or any change in, the rate of any Excluded Tax), but without duplication of any increased costs with respect to Taxes which are addressed in Section 5.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate, and/or (y) other circumstances arising since the Effective Date affecting such Lender or the interbank LIBOR market or the position of such Lender in such market; or
          (iii) at any time, that the making or continuance of any Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) and/or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the LIBOR market;

then, and in any such event, such Lender (or the Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Lenders). Thereafter, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto).
               (b) [Intentionally Omitted].
               (c) If any Lender determines that after the Effective Date the introduction or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Loans hereunder or its obligations hereunder, then the Borrower agrees (to the extent applicable) to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.
                    2.10 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower: (i) if for any reason (other than a default by such Lender or the Agent) a Borrowing does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.09(a), Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) of any of its Loans, or assignment of any of its Loans pursuant to Section 2.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.
               2.11 Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 2.09(a)(ii) or (iii), Section 2.09(b), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Sections 2.09, 3.06 and 5.04.
               2.12 Replacement of Lenders. (y) Upon the occurrence of any event giving rise to the operation of Section 2.09(a)(ii) or (iii), Section 2.09(b) or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 14.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right to either replace such Lender (the “Replaced Lender”) with one or more Eligible Transferees (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Agent, provided that:
          (i) at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01; and
          (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.
               Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 3.06, 5.04, 12.06 and 14.01), which shall survive as to such Replaced Lender.

               2.13 Obsidian Agency Services as Agent. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, at any time that Obsidian Agency Services, Inc. serves as the Agent hereunder, (a) the Lenders shall directly fund the Loans to the Borrower by funding such Loans into the Advance Account, (b) each Lender shall provide wire instructions to the Borrower with respect to payments to be received from the Borrower hereunder and the Borrower shall directly make any payments required or permitted hereunder to the Lenders and (c) neither the Lenders nor the Borrower shall remit any funds to the Agent to forward to another party hereunder.
               2.14 [Intentionally Omitted].
               2.15 Super-Priority Nature of Obligations and Lenders’ Liens. Each Credit Party represents, warrants, covenants and agrees that:
               (a) All Obligations of the Debtors to the Agent and the Lenders shall constitute and each of them are hereby granted an allowed super-priority administrative expense claim (the “DIP Financing Superpriority Claim”) pursuant to section 364(c)(1) of the Bankruptcy Code, having priority over any and all other administrative claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including without limitation, all administrative expenses of the kinds specified in or arising or ordered under Bankruptcy Code sections 105(a), 326, 328, 330, 331, 503(b), 506(c) (subject to entry of a Final Order), 507, 546(c) (subject to entry of a Final Order), 726, 1113, and 1114 or otherwise, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall be payable from and have recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof including, without limitation, any proceeds or property recovered in connection with the pursuit of claims or causes of action arising under chapter 5 of the Bankruptcy Code, if any (the “Avoidance Actions”) (subject to entry of a Final Order); provided, that the DIP Financing Superpriority Claim shall be subject and subordinate only to the payment of the Carve-Out and then solely upon the occurrence and during the continuance of an Event of Default in accordance with the terms and conditions set forth herein.
               (b) All Obligations under the Credit Documents:
          (i) Pursuant to section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by first priority liens upon all Collateral owned by the Debtors or in which the Debtors have rights that is unencumbered on the Petition Date (such Collateral, the “Unencumbered Collateral”). No liens on the Unencumbered Collateral shall be senior to liens in favor of the Agent and the Lenders securing the Obligations;
          (ii) Pursuant to section 364(d) of the Bankruptcy Code, shall at all times be secured by priming liens upon all Collateral owned by the Debtors or in which the Debtors have rights that is encumbered by Liens securing the Prepetition First Lien Debt, if any, and the Prepetition Second-Lien Debt, for the avoidance of doubt, including Liens on all intercompany notes securing such Indebtedness (such Collateral, the “Intercreditor Encumbered Collateral”). No

liens on the Intercreditor Encumbered Collateral shall be senior to liens in favor of the Agent and the Lenders securing the Obligations; and
     (iii) Pursuant to section 364(c)(3) of the Bankruptcy Code, shall at all times be secured by junior Liens upon all Collateral owned by the Debtors or in which the Debtors have rights that is subject to security interests acceptable to the Agent (including, without limitation, the TMS Intercompany Indebtedness and the Trico Marine Cayman Intercompany Loan) and set forth on Schedule 2.15(iii) (such liens, the “Prepetition Perfected Liens”) (such Collateral, the “Prepetition Encumbered Collateral”). The only liens on the Prepetition Encumbered Collateral that shall be senior to liens in favor of the Agent and the Lenders securing the Obligations shall be the Prepetition Perfected Liens (to the extent such liens are not avoided).
in each case, during the continuance of an Event of Default, subject to the Carve-Out.
               (c) The Obligations shall be secured by first priority senior liens in favor of the Agent and the Lenders, in each case, in all Collateral (other than the Specified Assets) in which the Non-Debtor Credit Parties have rights, subject only to the Permitted Liens.
               (d) (i) The Liens set forth in Section 2.15(b) above and granted pursuant to sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code shall be, with the exception of the Carve-Out solely during the continuance of an Event of Default and as otherwise specifically described in Section 2.15(b) above, first priority and superior to any security, mortgage, collateral interest or lien or claim to the Collateral.
          (ii) Without limiting the foregoing, the Liens set forth in Section 2.15(b) above will be senior in priority to any and all adequate protection liens of any prepetition secured creditors, and are not subject or subordinate to (A) any Lien or security interest that is avoided and preserved for the benefit of any Debtor and its estate, (B) except as otherwise provided in this Agreement or any other Credit Document, Liens arising after the Petition Date, including any Liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of any Debtor, (C) any intercompany or affiliate Liens of any Credit Party or (D) any claim or charge under section 506(c) of the Bankruptcy Code.
               (e) Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Credit Documents, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.
               (f) Each Credit Party agrees that (a) the Obligations (and all liens securing such Obligations) hereunder shall not be discharged or released by the entry of an order confirming a plan of reorganization or liquidation in any Chapter 11 Case (and each Debtor pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge or release) and (ii) the super-priority administrative claim granted to the Agent and the Lenders pursuant to the Interim Order (or the Final Order, when applicable) and described in this

Section 2.15, and the Liens granted to the Agent pursuant to the Interim Order (or the Final Order, when applicable) and described in this Section 2.15, shall not be affected in any manner by the entry of an order confirming a plan of reorganization or liquidation in any Chapter 11 Case, upon any conversion to a case under Chapter 7 of the Bankruptcy Code, or upon dismissal of any bankruptcy case.
          (g) Upon the Effective Date, and on behalf of themselves and their estates, and for so long as any Obligations shall be outstanding, each Debtor hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations.
          (h) None of the Borrower, any Guarantor or any of its Subsidiaries shall be entitled, directly or indirectly, to (i) charge or surcharge the Collateral or the Prepetition Collateral, whether by operation of Bankruptcy Code sections 105, 506(c) (subject to entry of the Final Order) or 552(b) (subject to entry of the Final Order) or otherwise or (ii) direct the exercise of remedies or seek (whether by order of this Court or otherwise) to marshal or otherwise control the disposition of Collateral or the Prepetition Collateral after an Event of Default, or termination or breach under this Agreement.
          SECTION 3. [Intentionally Omitted].
          SECTION 4. Commitment Commission; Reductions of Commitment.
          4.01 Fees. (a) [Intentionally Omitted].
          (b) [Intentionally Omitted].
          (c) [Intentionally Omitted].
          (d) The Borrower agrees to pay to the Agent and each Lender all fees included in the Commitment Letter (including any fee letter executed in connection therewith), this Agreement or any other Credit Document including, without limitation, as and when required thereunder or hereunder, the Exit Fee.
          (e) The Borrower agrees to pay to the Agent and each Lender such fees as may be agreed to in writing from time to time by the Borrower, the Agent and/or such Lender.
          (f) [Intentionally Omitted].
          (g) [Intentionally Omitted].
          4.02 [Intentionally Omitted].
               4.03 Termination of Commitments. The applicable Commitments of each Lender shall automatically terminate upon the making of such Loans by such Lender on the applicable funding date, or if earlier, the Maturity Date.

               SECTION 5. Prepayments; Payments; Taxes.
               5.01 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty (other than as required by Section 5.05), in whole or in part at any time and from time to time on the following terms and conditions:
          (i) the Borrower shall give the Agent prior to 12:00 Noon (New York time) at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment, and which notice the Agent shall promptly transmit to each of the Lenders;
          (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is reasonably acceptable to the Agent);
          (iii) at the time of any prepayment of Loans pursuant to this Section 5.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required to be paid pursuant to Section 2.10;
               (iv) Voluntary prepayments made pursuant to this Section 5.01 shall be applied first to the payment of all fees and expenses of the Agent and lenders, (other than the Exit Fee required pursuant to Section 5.05), then to all accrued and unpaid interest on the Loans that are prepaid through the date of such prepayment, and then, pro rata to outstanding principal and the related Exit Fee required pursuant to Section 5.05.
               5.02 Mandatory Repayments. (a) The Borrower shall immediately deposit or cause to be deposited directly into the Advance Account all Net Cash Proceeds from Asset Sales (other than, if no Event of Default then exists, Net Cash Proceeds from Asset Sales permitted by Section 10.02(iv), (v), (vi), (viii), (x) or (xiv)), all distributions made by EMSL or the Mexican JV to any Credit Party, and all proceeds of EMSL Loans, and all such deposited amounts shall be applied to the repayment of the Obligations, provided that if such Net Cash Proceeds, payments and/or distributions result from the disposition of Vessels that are owned by EMSL or Trico Marine International or if such proceeds are proceeds of the EMSL Loans (all such Net Cash Proceeds, payments, distributions and/or loan proceeds referred to in this proviso, collectively, the “Specified Proceeds”), then, so long as no Event of Default shall have occurred and be continuing, all Specified Proceeds received from and after the Effective Date (measured on an aggregate basis) shall be applied in the following order:
     (i) the first $15,000,000 of Specified Proceeds (or portion thereof) shall remain in the Advance Account and shall be available to be used by the Borrower for working capital needs in accordance with the Approved Budget and this Agreement;
     (ii) the next $1,250,000 (or portion thereof) of Specified Proceeds shall be applied to the repayment of the Obligations (unless the Required Lenders otherwise consent in writing to permit such amounts to remain in the Advance Account to be used by the Borrower for working capital needs in accordance with the Approved Budget and this Agreement);

     (iii) the next $3,750,000 (or portion thereof) of Specified Proceeds shall remain in the Advance Account and shall be available to be used by the Borrower for working capital needs in accordance with the Approved Budget and this Agreement;
     (iv) the next $5,000,000 (or portion thereof) of Specified Proceeds shall be applied as follows: 50% of such Specified Proceeds shall be applied to the repayment of the Obligations (unless the Required Lenders otherwise consent in writing to permit such amounts to remain in the Advance Account to be used by the Borrower for working capital needs in accordance with the Approved Budget and this Agreement) and 50% of such Specified Proceeds shall remain in the Advance Account and shall be available to be used by the Borrower for working capital needs in accordance with the Approved Budget and this Agreement; and
     (v) thereafter, all Specified Proceeds shall be applied to the repayment of the Obligations.
          (b) Mandatory prepayments required pursuant to this Section 5.02 shall be applied first to the payment of all fees and expenses of Agent and the Lenders (excluding the Exit Fee required pursuant to Section 5.05), then to all accrued and unpaid interest on the Loans that are prepaid through the date of such prepayment, and then, pro rata to outstanding principal and the related Exit Fee required pursuant to Section 5.05.
          (c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date together with the Exit Fee required pursuant to Section 5.05.
               5.03 Method and Place of Payment. Except as otherwise specifically provided herein, (i) all Obligations under this Agreement and under any Note shall be the obligation of the Borrower and (ii) all payments under this Agreement and under any Note shall be made to the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments under this Agreement or under any Note which are made later than 12:00 Noon (New York time) on any day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
               5.04 Net Payments; Taxes. (a) All payments made by any Credit Party hereunder or under any other Credit Document will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed (in lieu of net income taxes), by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the principle office or applicable lending office of the Agent or the Lender, as the case may be, is located , (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender designates a new lending office or is attributable to such Foreign Lender’s failure to comply with Section 5.04(b), except to the extent that such Foreign Lender was entitled at the time of the designation of the new lending office to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.04(a), and (iv) any withholding taxes imposed by FATCA (collectively, the “Excluded Taxes”)), and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Credit Party shall be required to deduct or withhold any Taxes from or in respect of any amount payable under any Credit Document or as a result of any judgment or award arising out of or related to any Credit Document, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent and each Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant governmental authority in accordance with applicable law. The Borrower will furnish to the Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence of such payment reasonably acceptable to the Agent. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender; provided that, no Lender shall be indemnified for any Taxes hereunder unless such Lender shall make written demand on the Borrower for reimbursement hereunder no later than 180 days after the earlier of (i) the date on which such Lender makes payment of such Taxes and (ii) the date on which the relevant jurisdiction or any political subdivision or taxing authority thereof makes initial written demand upon such Lender for payment of such Taxes.
          (b) Each Lender that is not an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) in the United States Treasury Regulations), as reasonably determined by the Borrower or the Agent, if requested by the Borrower or the Agent, shall deliver such documentation (including Form W-9) prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. In addition, each Foreign Lender agrees to deliver to the Borrower and the Agent on or prior to the Effective Date (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Foreign Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Foreign Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Foreign Lender shall (and shall cause other persons acting on its behalf to) take any reasonable action (including entering into an agreement with the Internal Revenue Service) to comply with any information gathering and reporting requirements, in each case, that are required to obtain the maximum available exemption from United States federal withholding taxes under FATCA with respect to payments received by or on behalf of such Foreign Lender. In addition, each Foreign Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Foreign Lender will deliver to the Borrower and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Foreign Lender shall immediately notify the Borrower and the Agent of its inability to deliver any such Form or Certificate, in which case such Foreign Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 14.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to the Borrower U.S. Internal Revenue Service Forms and the Section 5.04(b)(ii) Certificate, as applicable, that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Foreign Lender in respect of Taxes imposed by the United States if (I) such Foreign Lender has not provided to the Borrower the Internal Revenue Service Forms and the Section 5.04(b)(ii) Certificate, as applicable, required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Foreign Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 14.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Foreign Lender with respect to Taxes in the manner set forth in Section 5.04(a) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

          (c) If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.04, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant jurisdiction or any political subdivision or taxing authority thereof with respect to such refund), provided, however, that (i) the Agent or Lender, as the case may be, may determine, in its sole discretion consistent with the policies of the Agent or Lender, as the case may be, whether to seek a refund; and (ii) the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant jurisdiction or any political subdivision or taxing authority thereof) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such jurisdiction or any political subdivision or taxing authority thereof. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information that it deems confidential) to the Borrower or any other Person.
               5.05 Exit Fee. The Borrower agrees to pay in immediately available funds to the Agent for the account of each Lender an exit fee (the “Exit Fee”) on (i) each date on which any prepayment or repayment of the Loans is made or required to be made (including, for the avoidance of doubt, the Maturity Date) in an amount equal to 1.0% times the principal amount of such Lender’s Loans prepaid or repaid or required to be prepaid or repaid on such date and (ii) upon any termination of any unfunded Commitment (for any reason, including without limitation as a result of the occurrence of an Event of Default), in an amount equal to 1.0% times the principal amount of such Lender’s unfunded Commitments so terminated. Such Exit Fee shall be fully earned and non-refundable on each date that it is payable.
               SECTION 6. Conditions Precedent.
               6.01 Conditions Precedent to the Effective Date. The obligation of each Lender to make Loans as provided under Section 2 hereof is subject to the satisfaction (or written waiver, in the Required Lenders’ sole discretion) of each of the following conditions (the date on which all such conditions have been satisfied or waived, the “Effective Date”):
     (a) Entry of Interim Order. Entry of the Interim Order by the Bankruptcy Court, the operation or effect of which has not been stayed, modified, vacated, reversed, or amended.
     (b) [Intentionally Omitted].
     (c) No Material Adverse Effect. Except as set forth on Schedule 6.1(c), no occurrence, development or change shall have occurred after March 31, 2010 that, in the commercially reasonable judgment of the Lenders, has had or could be reasonably expected to have a material adverse effect upon the business, operations or financial condition of the Credit Parties and their direct and indirect Subsidiaries, taken as a whole.

          (d) New and Inconsistent Information. The Lenders not becoming aware after June 8, 2010 of any new or inconsistent information or other matter (other than the matters set forth in Schedule 6.1(c)) not previously disclosed to the Lenders in writing relating to the Borrower or its direct or indirect Subsidiaries or the transactions contemplated by this Agreement which the Lenders, in their commercially reasonable judgment, deem material and adverse relative to the information or other matters disclosed to the Lender in writing prior to June 8, 2010.
          (e) No Default; Representations and Warranties. At the time of the Effective Date (i) there shall exist no Default or Event of Default, (ii) all representations and warranties contained herein and in each other Credit Document shall be true and correct in all material respects as of the Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), provided however, that notwithstanding the foregoing, any representation and warranty which by it terms is qualified as to “materiality” or “material adverse effect” or similar qualification, shall be true and correct in all respects as of the Effective Date, and (iii) the Credit Parties shall have complied in all material respects with all of their obligations under the Commitment Letter.
          (f) Execution of Agreement; Notes. The Borrower, the Agent and each of the Lenders shall have signed a counterpart of this Agreement there shall have been delivered to the Agent, for the account of each of the Lenders that has requested same, the appropriate Notes executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.
          (g) Security Documents. The Borrower shall have delivered to the Agent executed and effective copies of all Security Documents requested by the Agent in respect of the Collateral, including, without limitation, (i) the Pledge and Security Agreement, (ii) the Assignments of Earnings, (iii) the Assignments of Insurances, (iv) the Assignments of Charters, (v) each of the Vessel Mortgages, (vi) the Advance Account Agreement, (vii) the Deposit Account Control Agreements and (iii) all other Security Documents reasonably requested by the Required Lenders, in each case in form and substance acceptable to the Required Lenders.
          (h) Fees, etc. The Borrower shall have paid to the Agent and the Lenders (including out of the proceeds of a Borrowing) all costs, fees and expenses (including, without limitation, recording taxes and fees and legal fees and expenses) and other compensation set forth in the, the Commitment Letter or the Credit Documents to the extent then due.
          (i) Valid Liens. The Liens of the Agent on behalf of the Secured Creditors in the Collateral shall be fully perfected, and the Borrower shall have provided, or caused to be provided to the Agent, reasonably satisfactory confirmation of validity, perfection and priority of the Agent’s Liens and security interests on behalf of the Secured Creditors in the Collateral (including any Collateral in which the Non-Debtor Credit Parties have rights).

               (j) Corporate Documents; Proceedings; etc.
                    (i) The Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by the chairman of the board, the chief executive officer, the president, any vice president of each Credit Party (or, to the extent any Credit Party does not have such officers, an officer, director or manager that is an authorized signatory thereof for such purposes), and attested to by the secretary or any assistant secretary of such Credit Party (or to the extent that any Credit Party does not have such officers, an officer, director or manager that is an authorized signatory thereof for such purposes), in the form of Exhibit F, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be reasonably acceptable to the Agent.
                    (ii) On the Effective Date, all corporate, limited liability company, partnership and legal proceedings, and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents, shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all documents and papers, including records of corporate, limited liability company and partnership proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.
     (k) Officer’s Certificate. The Agent and Lenders shall have received a certificate, in form and substance satisfactory to the Required Lenders, dated the Effective Date, and signed by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower, (i) certifying on behalf of the Borrower that all of the conditions set forth in this Section 6.01 have been satisfied or waived on such date, other than those conditions which are subject to the satisfaction of the Lenders or the Agent, and (ii) setting forth in reasonable detail the amount of all obligations which, pursuant to applicable law, could reasonably be expected to have a lien claim prior to the liens securing the Obligations pursuant to each of the Vessel Mortgages.
     (l) Opinions of Counsel. The Agent shall have received from Vinson & Elkins L.L.P., New York counsel to each Credit Party, a favorable opinion reasonably satisfactory in form and substance to the Agent and addressed to the Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Agent may reasonably request and such other opinions of counsel (including, without limitation, local and foreign counsel to the Credit Parties) as the Required Lenders shall reasonably request, including without limitation, opinions from foreign maritime counsel to the Credit Parties regarding the Vessel Mortgages.

     (m) Certificates of Ownership; Searches; Class Certificates; Insurance. The Agent shall have received each of the following with respect to each Mortgaged Vessel being secured on such Effective Date:
     (i) certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of each Mortgaged Vessel by the Borrower or the relevant Guarantor;
     (ii) the results of maritime registry searches with respect to each Mortgaged Vessel, indicating no record liens other than Liens in favor of the Agent and/or the Lenders and Permitted Liens (provided that the Liens of Agent and/or the Lenders shall have the priority required by Section 2.15(b) or (c), as applicable;
     (iii) class certificates (other than the Brazilian-flagged vessel named the Walker I) from a classification society listed on Schedule XV hereto or another classification society reasonably acceptable to the Agent, indicating that such Mortgaged Vessel meets the criteria specified in Section 8.24;
     (iv) a report, in form and scope reasonably satisfactory to the Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Agent with respect to the insurance maintained by the Credit Parties in respect of such Mortgaged Vessel, together with a certificate from such broker certifying that such insurances (A) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds by similarly situated insurers for the protection of the Agent and/or the Lenders as mortgagee, (B) conform with the insurance requirements of each respective Vessel Mortgage and (C) include, without limitation, hull and machinery, war risks, protection and indemnity reimbursement of costs of mortgagee interest insurance (the “Required Insurance”).
     (n) Proof of Insurance. The Borrower shall have provided, or caused to be provided to the Agent, reasonably satisfactory proof of the type of insurance maintained as required under Section 9.03, and proof that the Agent has been named as additional insured and loss payee on all policies.
     (o) 13-Week Cash Flow, Budget and Business Plan. On or prior to the Effective Date, the Agent shall have received copies of an updated 13-week cash flow forecast, and business plan including Projections, which forecast, and Projections shall be in form and substance satisfactory to the Required Lenders and which Projections shall be certified by the Chief Executive Officer or Chief Financial Officer of Borrower, which certifications, shall among other things, certify that such Projections have been prepared in good faith based on reasonable assumptions, and that such Projections contain no statements or conclusions which are based upon or include information known to the

Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein.
     (p) No Cross-Defaults. The Agent and the Lenders shall have received satisfactory evidence that no defaults or events of default exist, or would arise as a result of the Transaction, the transactions contemplated by this Agreement, the other Credit Documents or the commencement of the Chapter 11 Cases, in each case, under the outstanding credit facilities or other material indebtedness of the direct and indirect Subsidiaries of any Credit Party (other than the Debtors) which defaults would entitle the holders of such indebtedness to accelerate (or with the passage of time or giving of notice would permit the holders to accelerate), or if any such defaults or events of default exist or would arise, the Agent and the Lenders shall have received copies of forbearance agreements or similar documentation with respect to such facilities or indebtedness, in each case in form and substance satisfactory to the Required Lenders, together with an officer’s certificate from the Borrower, in form and substance satisfactory to the Required Lenders, certifying, among other things, that the waivers, forbearance agreements or other similar documentation so provided are true, correct and complete copies thereof and all such agreements are in full force and effect and no provisions thereof have been amended, waived or otherwise terminated.
     (q) First Day Motions and First Day Orders. Except as expressly provided herein with respect to the Interim Order, the Final Order and any order with respect to the use of cash collateral, all first day motions to be filed by the Debtors and first day orders to be entered by the Debtors shall be in form and substance reasonably satisfactory to the Required Lenders.
     (r) Litigation. Other than the Chapter 11 Cases and other than with respect to matters set forth on Schedule 8.06, there shall be no actions, suits, investigations or proceedings pending or threatened by any entity (private or governmental) affecting any Debtor or any Subsidiaries of any Debtor that (i) would reasonably be likely to have a Material Adverse Effect or (ii) other than with respect to objections which have been overruled by the Interim Order purports to affect the legality, validity or enforceability of the Transactions, this Agreement or any other Credit Document.
               The occurrence of the Effective Date and the acceptance of the proceeds of the Loans funded on the Effective Date shall constitute a representation and warranty by the Borrower to the Agent and each of the Lenders that all conditions specified in Section 6.01 have been satisfied or waived as of that time.
               6.02 Conditions Precedent to the Funding on the Final Order Funding Date. In addition to the satisfaction or waiver of the conditions set forth in Section 6.01, the obligation of the Required Lenders to make the loans on the Final Order Funding Date are subject to the satisfaction (or waiver, in the Required Lenders’ sole discretion) of the following conditions:
               (a) Entry of Final Order. Entry of the Final Order by the Bankruptcy Court.

     (b) No Material Adverse Effect. Except as set forth on Schedule 6.1(c), no occurrence, development or change shall have occurred after March 31, 2010 that, in the commercially reasonable judgment of the Lenders, has had or could be reasonably expected to have a material adverse effect upon the business, operations or financial condition of the Credit Parties and their direct and indirect Subsidiaries, taken as a whole.
     (c) New and Inconsistent Information. The Lenders not becoming aware after June 8, 2010 of any new or inconsistent information or other matter (other than the matters set forth in Schedule 6.1(c))not previously disclosed to the Lenders in writing relating to the Borrower or its direct or indirect Subsidiaries or the transactions contemplated by this Agreement which the Lenders, in their commercially reasonable judgment, deem material and adverse relative to the information or other matters disclosed to the Lender in writing prior to June 8, 2010.
     (d) No Default; Representations and Warranties. At the time of the Final Order Funding Date (i) there shall exist no Default or Event of Default, and (ii) all representations and warranties contained herein and in each other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Final Order Funding Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) provided however, that notwithstanding the foregoing, any representation and warranty which by it terms is qualified as to “materiality” or “material adverse effect” or similar qualification, shall be true and correct in all respects as if the Final Order Funding Date.
     (e) Fees, etc. The Borrower shall have paid to the Agent and the Lenders (including out of the proceeds of a Borrowing) all costs, fees and expenses (including, without limitation, recording taxes and fees and legal fees and expenses) and other compensation set forth in the Commitment Letter (including, the Fee Letter) or the Credit Documents to the extent then due.
     (f) Officer’s Certificate. The Agent and Lenders shall have received a certificate, in form and substance satisfactory to the Required Lenders, dated the Effective Date, and signed by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower, certifying on behalf of the Borrower that, among other matters reasonably requested to be certified by Agent, that all of the conditions set forth in this Section 6.02 have been satisfied on such date, other than those conditions which are subject to the satisfaction of the Lenders or the Agent.
     (g) No Cross-Defaults. The Agent and the Lenders shall have received satisfactory evidence that no defaults or events of default exist, or would arise as a result of the Transaction, the transactions contemplated by this Agreement, the other Credit Document or the commencement of the Chapter 11 Cases, in each case, under the outstanding credit facilities or other material indebtedness of the direct and indirect Subsidiaries of any Credit Party (other than the Debtors) which defaults would entitle the holders of such indebtedness to accelerate (or with the passage of time or giving of notice would permit the holders to accelerate), or if any such defaults or events of default exist or would arise, the Agent and the Lenders shall have received copies of all waivers or forbearance agreements or other similar documentation with respect to such facilities or indebtedness, in each case in form and substance satisfactory to the Required Lenders, together with an officer’s certificate, in form and substance satisfactory to the Required Lenders, certifying, among other things, that the waivers, forbearance agreements or other similar documentation so provided are true, correct and complete copies thereof and all such agreements are in full force and effect and no provisions thereof have been amended, waived or otherwise terminated. With respect to the Indebtedness under the Trico Shipping Senior Secured Notes and the Trico Shipping Working Capital Facility, the Lenders hereby waive the condition set forth in this clause (g) solely as it relates to the failure of Trico Supply, Trico Shipping and the subsidiary guarantors under the Trico Shipping Working Capital Facility, on a consolidated basis, to maintain (i) as of July 31, 2010, LTM Consolidated Cash Flow (as defined in the Trico Shipping Working Capital Facility) at the levels required therein of not less than $54,800,000 but solely to the extent that LTM Consolidated Cash Flow is not less than $50,000,000 as of July 31, 2010, (ii) as of August 31, 2010, LTM Consolidated Cash Flow at the levels required therein of not less than $51,000,000 but solely to the extent that LTM Consolidated Cash Flow is not less than $42,000,000 as of August 31, 2010 or (iii) as of August 31, 2010, Liquidity (as defined in the Trico Shipping Working Capital Facility) of not less than $20,000,000, but solely to the extent that such Liquidity is not less than $3,500,000 as of August 31, 2010, and in the case of clauses (i), (ii) and (iii) above so long as no enforcement action is being taken in respect of or in connection with such Indebtedness, including without limitation, any exercise on any collateral or any acceleration of such Indebtedness.
     (h) Litigation. Other than the Chapter 11 Cases and other than with respect to the matters set forth on Schedule 8.06, there shall be no actions, suits, investigations or proceedings pending or threatened by any entity (private or governmental) affecting any Debtor or any Subsidiaries of any Debtor that (i) would reasonably be likely to have a Material Adverse Effect or (ii) other than with respect to objections which have been overruled by the Interim Order purports to affect the legality, validity or enforceability of the Transactions, this Agreement or any other Credit Document.
               The occurrence of the Final Order Funding Date and the acceptance of the proceeds of the Loans funded on the Final Order Funding Date shall constitute a representation and warranty by the Borrower to the Agent and each of the Lenders that all conditions specified in Section 6.02 have been satisfied or waived as of that time.
                    SECTION 7. Conditions Precedent to each Funds Release. The occurrence of each Funds Release is subject, at the time of each such Funds Release, to the satisfaction of the following conditions:
               7.01 No Default; Representations and Warranties. At the time of each Funds Release and also after giving effect thereto (i) there shall exist no Default or Event of Default, (ii) all representations and warranties contained herein and in each other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Funds Release (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), (iii) absent the requested Funds Release, the aggregate amount on deposit in the Operating Accounts shall be less than $1,000,000 within one Business Day of the requested date of such Funds Release and (iv) not more than two Funds Releases shall have been made in any calendar week.
               7.02 Request for Funds. Prior to any Funds Release, the Agent shall have received a request for such Funds Release in the form attached hereto as Exhibit A from the Borrower, which request shall set forth the following:
               (a) the amount of the funds requested in respect of such Funds Release,
               (b) the date of such Funds Release, and
               (c) a certification as to the Borrower’s compliance with Section 7.01.
               7.03 Funds Release in Accordance with Approved Budget. Prior to any Funds Release, the Agent shall have reasonably determined that the release of the requested funds is in accordance with the provisions of the Approved Budget.
               7.04 Benefit of Funds Release. The occurrence of any Funds Release occurring on or after the Effective Date and the acceptance of the benefits of such Funds Release on such date shall constitute a representation and warranty by the Borrower to the Agent and each of the Lenders that all conditions specified in this Section 7 have been satisfied as of that time. All of the certificates and other documents and papers referred to in this Section 7 shall be delivered to the Agent at the Notice Office.
               7.05 Order of Release of Funds in Advance Account. Funds released from the Advance Account pursuant to this Section 7, shall be taken from amounts deposited into the Advance Account as follows: (i) proceeds of Loans that are deposited into the Advance Account shall be released until all such proceeds have been released, (ii) proceeds from all other amounts deposited into the Advance Account other than Net Cash Proceeds from Assets Sale shall be released until all such proceeds have been released and (iii) proceeds from Net Cash Proceeds from Assets Sale deposited into the Advance Account shall be released until all such proceeds have been released. The Borrower shall not be permitted to request any release of funds that are in excess of the balance in the Advance Account.
               SECTION 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction as consummated on the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the occurrence of each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

               8.01 Corporate/Limited Liability Company/Limited Partnership Status. The Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation, limited liability company or partnership, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
               8.02 Corporate Power and Authority. Upon entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
               8.03 No Violation. After giving effect to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable) and the provisions thereof, neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the properties or assets any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any material portion of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of any Credit Party.
               8.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Effective Date, including, without limitation, the Interim Order (or the Final Order, when applicable)), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document (other than such filings, recordations or registrations as may be required to perfect a

Lien in the Collateral granted pursuant to the Credit Documents) or (ii) the legality, validity, binding effect or enforceability of any Credit Document.
               8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc. (a) The consolidated balance sheet of the Borrower and its Subsidiaries for the Borrower’s fiscal year ended on December 31, 2009, and the consolidated balance sheet of the Borrower and its Subsidiaries for the Borrower’s fiscal quarter ended on March 31, 2010 and (in each case) the related consolidated statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for such fiscal year or fiscal quarter ended on such dates, as the case may be, copies of which have been furnished to the Agent and the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with GAAP consistently applied (except, in the case of the aforementioned quarterly financial statements, for normal year-end audit adjustments and the absence of footnotes).
               (b) [Intentionally Omitted].
               (c) Except as fully disclosed in the financial statements referred to in Section 8.05(a) or Schedule 6.01(c), there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole. As of the Effective Date, except as set forth on Schedule 6.01(c), the Credit Parties know of no reasonable basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements or referred to in Section 8.05(a) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
               (d) On and as of the Effective Date, the Projections which have been delivered to the Agent and the Lenders prior to the Effective Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein; it being recognized by the Lenders, however, that projections as to future events are not be viewed as facts and that actual results during the period or periods covered by the Projections may differ from the projections results.
               (e) Except as set forth in Schedule 6.1(c), since March 31, 2010, no event has occurred or other circumstances arisen that has had, or could reasonably be expected to have, a Material Adverse Effect.
               8.06 Litigation. Other than the Chapter 11 Cases and certain matters described on Schedule 8.06) , there are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened (i) with respect to the Transaction or any Credit Document or

(ii) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
               8.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Agent or any Lender (including, without limitation, all information contained in the Credit Documents but excluding all Projections) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
               8.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans shall be used solely (i) to pay fees and expenses incurred in connection with the Transaction, (ii) to refinance the Prepetition First Lien Debt, (iii) to fund operating expenses and other working capital needs of the Debtors in accordance with the Approved Budget, and (iv) to payment of fees, expenses, and interest to the Agent and Lenders under this Agreement and any other Credit Document. Notwithstanding the foregoing, proceeds of the Refinancing Loans shall only be used to refinance the Prepetition First Lien Debt and to pay costs, fees and expenses in connection therewith.
               (b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System.
               8.09 Tax Returns and Payments. Except as set forth in Schedule XII, the Borrower and each of its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby. The Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule XII, neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).
               8.10 Compliance with ERISA. (a) Schedule III sets forth, as of the Effective Date, the name of each Plan and Foreign Pension Plan. Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has ever sponsored, maintained or made any contributions to or has any liability in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; each Plan has been maintained and operated in compliance with the provisions of ERISA and, to the extent applicable, the Code, except as would not reasonably be expected to result in a Material Adverse Effect, including but not limited to the provisions thereunder respecting prohibited transactions. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS. All material contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of the Borrower and its Subsidiaries. Neither the Borrower nor any Subsidiary of the Borrower nor any ERISA Affiliate has pending, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Plan. No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened. Except as would not result in a Material Adverse Effect, each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code. Each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. The Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Person without liability to any Person other than for benefits accrued prior to the date of such termination. The Borrower and each of its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any liability that would result in a Material Adverse Effect.
               (b) Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, except as would not result in a Material Adverse Effect, and has been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that would reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of then current actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.
               8.11 The Security Documents. Each of the Security Documents, when taken together with the Interim Order (and when entered, the Final Order) creates in favor of the Agent for the benefit of the Secured Creditors a legal, valid and enforceable fully perfected lien on and security interest in all right, title and interest of the Credit Parties party thereto in the Collateral described therein having the priority described in Section 2.15(b) or (c), as applicable. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings which shall have been made on or prior to the Effective Date.
               8.12 Subsidiaries. On the Effective Date, the Borrower had no Subsidiaries other than those Subsidiaries listed on Schedule IV (which Schedule identifies the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the Effective Date).
               8.13 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, Environmental Laws), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               8.14 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
               8.15 Environmental Matters. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
               (a) The Borrower and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any vessel or Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim against the Borrower or any of its Subsidiaries or any vessel or Real Property arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any vessel or Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in compliance therewith. To the knowledge of the Borrower, there are no facts, circumstances, conditions or occurrences in respect of any vessel or Real Property currently owned or operated by the Borrower or any of its Subsidiaries that are reasonably likely (i) to form the basis of an Environmental Claim against the Parent, any of its Subsidiaries or any vessel or Real Property owned by the Borrower or any of its Subsidiaries, or (ii) to cause such vessel or Real Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.
               (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any vessel or Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, by the Borrower or its Subsidiaries during the time the Borrower or its Subsidiaries owned, lease or operated any vessel or Real Property, in violation of Environmental Laws.
               8.16 Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, threatened against any of them before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the Borrower’s or the Borrower’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the Borrower’s or the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               8.17 Patents, Licenses, Franchises and Formulas. The Borrower and each of its Subsidiaries owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
               8.18 Indebtedness. Schedule V sets forth a list of all Indebtedness (excluding the Obligations, the obligations in respect of Senior Notes and other items of Indebtedness that are independently justified under Section 10.04 (other than under clause (iii) thereof)) of the Borrower and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness”), in each case (other than in the case of loans made by the Borrower to its Subsidiaries) showing the approximate aggregate principal amount thereof and the name of the borrower and any other entity which directly or indirectly guarantees such debt. On the Effective Date, the Borrower is not the obligor in respect of any Intercompany Loan.
               8.19 Insurance. Schedule VI sets forth a list of all insurance maintained by each Credit Party as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.
               8.20 Properties. The Borrower and each of its Subsidiaries have good and marketable title to all properties owned by them, including all property reflected in the balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.
               8.21 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule VII sets forth, as of the Effective Date, the legal name of each Credit Party, the type of organization of each Credit Party, whether or not each Credit Party is a registered organization, the jurisdiction of organization of each Credit Party and the organizational identification number (if any) of the Borrower and each Credit Party.
               8.22 Concerning the Mortgaged Vessels. The name, registered owner, official number, and jurisdiction of registration and flag of each Mortgaged Vessel are set forth on Schedule XIV hereto. Each Mortgaged Vessel (other than those in lay-up) is operated in compliance with all applicable law, rules and regulations (except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect). Each Mortgaged Vessel is owned by the Borrower or a Guarantor.
               8.23 Citizenship. The Borrower and each other Credit Party which owns or operates one or more Mortgaged Vessels is qualified to own and operate such Mortgaged Vessels under the laws of Dominica, Mexico or the United States, as may be applicable, or such other jurisdiction in which any such Mortgaged Vessels are permitted, or will be permitted, to be flagged in accordance with the terms of the respective Vessel Mortgages.
               8.24 Vessel and Vessel Classification. Schedule XIV sets forth a complete and accurate list of all Vessels owned by any Credit Party or in which any Credit Party retains any title (provided that each Purchase and Sale Agreement listed on Schedule XVIII shall not be considered to include any retention of title to the seller thereunder). Each Mortgaged Vessel (other than the Brazilian-flagged vessel the Walker I) is or will be, classified with a classification society listed on Schedule XV hereto or another internationally recognized classification society reasonably acceptable to the Agent, free of any conditions or recommendations, other than as permitted, or will be permitted, under the Vessel Mortgages.
               8.25 Mexican JV.
               (a) Trico Operators owns a 49% interest in the Mexican JV.

          (b) For any fiscal year of the Mexican JV in which the Mexican JV declares a profit, the holders of equity in the Mexican JV other than Trico Operators are only entitled to receive $100, and Trico Operators is entitled to receive all additional distributions from the Mexican JV (not including existing payments made by the Mexican JV to the holders of equity in the Mexican JV other than Trico Operators on a per day per vessel basis, consistent with past practices, which shall be in an amount not to exceed $850,000 during any one year period during the term of the this Agreement.
          (c) Trico Operators has an option to purchase all of the equity interest in the Mexican JV other than the interest owned by Trico Operators for a purchase price of $685,000 during calendar year 2010.
          (d) Trico Operators has the legal right to control the timing and amount of all distributions paid with respect to the equity of the Mexican JV.
                    8.26 Reorganization Matters.
               (a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and of the hearings for the approval of the Interim Order and the Final Order has been given. The Debtors shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.
               (b) After the entry of the Interim Order (pursuant to and to the extent permitted in the Interim Order) and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including, without limitation, all Trust Estate Liens, all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject, as to priority only, to (i) the Carve-Out upon the occurrence and during the continuance of an Event of Default and (ii) the Permitted Priority Liens.
               (c) After the entry of the Interim Order (pursuant to and to the extent provided in the Interim Order) and the Final Order, the Obligations will be secured by a valid and perfected Lien on all of the Collateral owned by the Debtors at all times senior to the Trust Estate Liens and have the priority set forth in Section 2.15(b) or (c) hereof, as applicable, and be subject, as to priority only, to (i) the Carve-Out upon the occurrence and during the continuance of an Event of Default and (ii) the Permitted Priority Liens.
               (d) The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, will be in full force and effect has not been reversed, stayed, modified, vacated or amended without the prior written consent of the Required Lenders.
               (e) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order (or the Final Order, if applicable)

upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Agent and the Lenders shall be entitled to immediate payment of such Obligations and, upon five (5) Business Days’ prior written notice to the Borrower, to enforce the remedies provided for hereunder or under applicable law, without further application to or order by the Bankruptcy Court.
               8.27 EMSL Matters. No officer of EMSL has been authorized to make any demand for the repayment of the EMSL Loans, and no officer of EMSL can be authorized to make any such demand without the approval or consent of at least one director appointed by Trico Marine Services (Hong Kong) Limited.
               SECTION 9. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and until no Notes are outstanding and all Loans, together with interest, Fees and all other Obligations (other than indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
               9.01 Information Covenants. The Borrower will furnish to the Agent:
     (a) (i) Monthly Financial Statements. Within 30 days after the close of each fiscal month of the Borrower (other than each March, June, September and December, for which the applicable period shall be 45 days), the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries (provided, that, for purposes of the consolidating financial statements, the Trico Supply Group will be treated as a single group) as at the end of such monthly accounting period and the related consolidated and consolidating statements of income and retained earnings for such monthly accounting period, in each case setting forth comparative figures for the corresponding monthly accounting period in the prior fiscal year and comparable budgeted figures for such monthly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(d) or as of the Effective Date, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
     (ii) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the Approved Budget or as of the Effective Date, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.
          (b) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified on an unqualified basis (whether as to scope of audit, going concern or otherwise) by PricewaterhouseCoopers or other independent certified public accountants of recognized national standing reasonably acceptable to the Agent, and, so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, accompanied by a report of such accounting firm stating that in connection with its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default relating to financial or accounting matters has occurred and is continuing has come to the attention of such accounting firm or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature and period of existence thereof (it being understood that such accounting firm shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violations), and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.
          (c) Management Letters. Promptly after the Borrower or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.
          (d) Cash Flow Forecast/Budget Update. (i) No later than Thursday of each calendar week, based on information available, and projections made, as of the last Business Day of the immediately preceding calendar week, (i) an updated cash flow projection for the 13-week period beginning on the calendar week in which such projection is due, which projection shall include a variance report describing in reasonable detail the variance(s) in actual cash flow from (x) projected cash flow for the week ended on such last Business Day and (y) the Approved Budget, and (ii) a report reflecting the amounts on deposit in each Operating Account as of such last Business Day.
               (ii) On 10th day of each month (or if such day is not a Business Day, the next succeeding Business Day) Borrower shall present to Agent and Lenders an updated 13-week budget for approval by the Required Lenders. The Required Lenders may approve such budget in their sole discretion, and upon written approval by the Required Lenders thereof, such budget shall then be the Approved Budget.
          (e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from the chief financial officer of the Borrower in the form of Exhibit I certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Credit Parties were in compliance with the provisions of the Financial Covenants at the end of such fiscal month, quarter or year, as the case may be, and (ii) certify that there have been no changes to any of the information contained on Schedule VII since the Effective Date (other than such changes that have been previously notified to the Agent and solely to the extent permitted hereunder and under the Security Documents) or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes.
          (f) Notice of Default, Litigation or Event of Loss. Promptly, and in any event within three Business Days after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened (x) against the Borrower or any of its Subsidiaries which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to the Transaction or any Credit Document, (iii) any event of loss in respect of any vessel and (iv) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
          (g) Environmental Matters. As soon as possible, and in any event within ten Business Days after, the Borrower or any of its Subsidiaries obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Effective Date, except to the extent that such environmental matters could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:
     (i) any Environmental Claim pending or threatened in writing against the Borrower or any of its Subsidiaries or any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries;
     (ii) any condition or occurrence on or arising from any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim in excess of $5,000,000 against the Borrower or any of its Subsidiaries or any such vessel or Real Property;
     (iii) any condition or occurrence on any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such vessel or Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or such Subsidiary of such vessel or Real Property under any Environmental Law; and
     (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any vessel or Real Property owned, operated or occupied by the Borrower or any of its Subsidiaries as required by any

Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to the Agent all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA that identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA or OPA, as the case may be.
All such notices shall reasonably describe the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower will provide the Agent such reasonable additional information as may be requested by the Agent or the Required Lenders.
          (h) Appraisal Reports. Together with the balance sheets delivered pursuant to Section 9.01(b), and at any other time within 30 days of the written request of the Agent, Appraisals for each Mortgaged Vessel of recent date in form and substance and from two Approved Appraisers. All such Appraisals shall be conducted by, and made at the expense of, the Borrower (it being understood that the Agent may and, at the request of the Required Lenders, shall, upon notice to the Borrower, obtain such Appraisals and that the cost of all such Appraisals will be for the account of the Borrower); provided that unless an Event of Default has occurred and is continuing, in no event shall the Borrower be required to pay for Appraisals obtained pursuant to this Section 9.01(h) on more than once in any single fiscal year of the Borrower, with the cost of any such reports in excess thereof to be paid by the Lenders on a pro rata basis.
          (i) Other Information. Promptly after the filing or delivery thereof, copies of any filings and registrations with, and reports to, the SEC by the Borrower or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send generally to holders of their Capital Stock or of any of its Indebtedness (including the Prepetition First Lien Debt and the Prepetition Second Lien Debt), in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as the Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.
               9.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Agent and the Lenders as a group to visit and inspect, under guidance of officers of the Borrower or any of its Subsidiaries, any of the properties of the Borrower or its Subsidiaries, and to examine the books of account of the Borrower or such Subsidiaries and discuss the affairs, finances and accounts of the Borrower or such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Agent or such Lender may request; provided that, so long as no Event of Default has occurred and is continuing, such visits, inspections and examination shall occur no more frequently that once per calendar year.

               9.03 Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property necessary to its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Mortgaged Vessels in at least such amounts and against at least such risks as are in accordance with normal industry practice for similarly situated insureds and (iii) furnish to the Agent, at the written request of the Agent or any Lender, a complete description of the material terms of insurance carried. In addition to the requirements of the immediately preceding sentence, the Borrower will at all times cause insurance of the types described in Schedule XVII (capitalized terms used therein shall be used as defined in the Vessel Mortgages) to (x) be maintained (with the same scope of coverage as that described in Schedule XVII) at levels which are at least as great as the respective amount described on Schedule XVII and (y) comply with the insurance requirements of the Vessel Mortgages.
               9.04 Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents (if any) used in its business; provided, however, that nothing in this Section 9.04 shall prevent (i) sales or other dispositions of assets, consolidations, mergers, dissolutions or liquidations by or involving the Borrower or any of its Subsidiaries which are permitted in accordance with Section 10.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               9.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               9.06 Compliance with Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, comply in all material respects with all permits issued pursuant to Environmental Laws applicable to, or required by, the ownership or use of any vessel or Real Property now or hereafter owned, operated or occupied by the Borrower or any of its Subsidiaries (except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and will pay or cause to be paid all costs and expenses incurred in connection with maintaining such compliance (except to the extent being contested in good faith), and will keep or cause to be kept each such vessel and all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens arising from any cost or other obligation arising under Environmental Law that the Borrower or such Subsidiary is contesting in good faith). Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any vessel or Real Property now or hereafter owned or operated or occupied by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports, vessels or Real Properties except in compliance in all material respects with all applicable Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance on the vessels and Real Properties owned, leased or operated by it in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.
               9.07 ERISA. As soon as possible and, in any event, within ten (10) days after any Credit Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that such Credit Party or ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such Credit Party, the Plan administrator or such ERISA Affiliate to or with any government agency, or a Plan participant and any notices received by such Credit Party or ERISA Affiliate from any government agency, or a Plan participant with respect thereto: that any material contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; or any Credit Party may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan, or with respect to a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996. Upon request by the Agent or any Lender, the Borrower will deliver to the Agent or each such Lender, as the case may be, a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and all communications received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the IRS or any other government agency with respect to each Plan of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any records, documents or other information required to be furnished to any government agency, and any notices received by any Credit Party or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan from any government or governmental agency shall be delivered to the Lenders no later than ten (10) days after the date such records, documents and/or information has been furnished to any government agency or such notice has been received by the Borrower, the Subsidiary or the ERISA Affiliate, as applicable. Each Credit Party shall ensure that all Foreign Pension Plans administered by it obtain or retain (as applicable) registered status under and as required by applicable law and are administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing would not be reasonably likely to result in a Material Adverse Effect.
               9.08 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (x) each of its, and each of its Subsidiaries’, fiscal years to end on December 31st of each year and (y) fiscal quarters to end on March 31, June 30, September 30 and December 31.

               9.09 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except (i) where the performance of such agreements or instruments is prohibited or restricted by the Bankruptcy Code or the Bankruptcy Court or (ii) such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               9.10 Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower and any of its Subsidiaries not otherwise permitted under Section 10.01; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (i) the payment of which is prohibited or restricted by the Bankruptcy Code or the Bankruptcy Court or (ii) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
               9.11 Additional Security; Additional Guarantors; Further Assurances. (a) Each Credit Party shall, at any time and from time to time, at the expense of such Credit Party, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted under the Security Documents, or to enable the Agent to exercise and enforce its rights and remedies with respect to any Collateral (including, for the avoidance of doubt, under applicable foreign law). Without limiting the generality of the foregoing, the Borrower will execute and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Vessel Mortgages (including any amendments required to maintain Liens granted by such Vessel Mortgages), and such other instruments or notices, as may be reasonably necessary, or that the Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.
               (b) Each Credit Party hereby authorizes the Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of such Credit Party, where permitted by law. The Agent will promptly send such Credit Party a copy of any financing or continuation statements which it may file without the signature of such Credit Party and the filing or recordation information with respect thereto.
               (c) (i) The Borrower will cause each direct or indirect Subsidiary of the Borrower which owns any direct or indirect interest in Trico Assets or Trico Operators or which owns any direct interest in Trico Cayman (other than Trico Holdco), or any Collateral Vessel, in each case, promptly following such Subsidiary’s acquisition of such interest to execute and deliver, (a) a counterpart or joinder to this Agreement (including the Guaranty) or such other Guaranty, in each case, as may be acceptable to the Agent, (b) a counterparty to or a joinder to the Pledge and Security Agreements or such other Security Documents, in each case, as may be acceptable to the Agent, (c) counterparts or joinders to or such other Security Documents as the Agent may request, and (d) if applicable, a counterparty to the Prepetition Intercreditor Agreement, and, (e) in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Agent may reasonably require (including, without limitation, the provision of officers’ certificates, resolutions, good standing certificates and opinions of counsel) in each case to the reasonable satisfaction of the Agent.
          (ii) The Borrower will cause each direct or indirect Subsidiary of the Borrower that has not executed the applicable Credit Documents as a Guarantor (other than a Subsidiary in the Trico Supply Group), including, without limitation, any new direct or indirect Subsidiary of the Borrower formed or acquired after the Effective Date, to execute and deliver upon its formation (a) a counterpart or joinder to this Agreement (including the Guaranty) or such other Guaranty, in each case, as may be acceptable to Agent, (b) a counterparty to or a joinder to the Pledge and Security Agreements or such other Security Documents, in each case, as may be acceptable to Agent, (c) counterparts or joinders to or such other Security Documents as Agent may request, (d) if applicable, a counterparty to the Prepetition Intercreditor Agreement, and (e) in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Agent may reasonably require (including, without limitation, the provision of officers’ certificates, resolutions, good standing certificates and opinions of counsel) in each case to the reasonable satisfaction of the Agent.
               (d) Upon the acquisition by the Borrower or any direct or indirect Subsidiary of the Borrower (other than a Subsidiary in the Trico Supply Group) of a vessel, the Borrower or such Subsidiary shall execute and deliver to the Agent (to the extent it has not previously done so) (i) a counterpart or joinder to this Agreement (including the Guaranty) or such other Guaranty, in each case, as may be acceptable to Agent, (ii) a counterpart to or a joinder to the Pledge and Security Agreements or such other Security Documents, in each case, as may be acceptable to Agent, (iii) counterparts or joinders to or such other Security Documents as Agent may request, including, a Vessel Mortgage, Assignment of Earnings and Assignment of Insurances applicable to such vessel, (iv) if applicable, a counterpart to the Prepetition Intercreditor Agreement, and, (v) in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Agent may reasonably require (including, without limitation, the provision of officers’ certificates, resolutions, good standing certificates and opinions of counsel) in each case to the reasonable satisfaction of the Agent.
               (e) In the event that a Mortgaged Vessel is subject to a charter or other similar contract or enters into a charter or other similar contract with a term of twelve (12) months or greater, including any extension option, the relevant Credit Party will execute and deliver Assignments of Charters and, to the extent required, the Borrower will cause the relevant counterparty to the charter or other similar contract to execute and deliver a consent thereto.
               (f) [Intentionally Omitted]

               (g) If requested by the Agent, the Borrower shall use commercially reasonable efforts to cause any manager of a Mortgaged Vessel to deliver a subordination agreement reasonably satisfactory in form and substance to the Agent.
               9.12 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08, provided that the proceeds of the Refinancing Loans shall only be used to refinance the Prepetition First Lien Debt and any fees, costs and expenses incurred in connection therewith. All proceeds of the Loans made on the Effective Date, net of the amounts contemplated in Section 8.08(a)(i) that are actually so used on the Effective Date, shall be deposited into the Advance Account and shall released only in accordance with, and upon satisfaction of, the conditions set forth in Section 7.
               9.13 Ownership of Credit Parties. (a) The Borrower shall directly or indirectly own 100% of the Capital Stock or other equity interests of each other Credit Party.
               (b) The Borrower shall directly or indirectly own 100% of the Capital Stock or other equity interests of each Subsidiary which owns a Mortgaged Vessel.
               9.14 Flag of Mortgaged Vessels; Vessel Classifications. (a) The Borrower will, and will cause each of its Subsidiaries to, cause each Mortgaged Vessel to be registered under the laws and flag of Cyprus, Malta, Norway, England, Bahamas, Vanuatu, Dominica, Mexico, the United States or any other jurisdiction acceptable to the Required Lenders; provided that (x) only the Mortgaged Vessels registered under the laws and flag of Vanuatu and Mexico on the Effective Date shall be permitted to be registered under the laws and flag of either such jurisdiction and (y) the Borrower will not, and will not permit any of its Subsidiaries to, change the flag of any Mortgaged Vessel from the flag of such Mortgaged Vessel on the Effective Date, or to register any Mortgaged Vessel in the bareboat charter or similar registry of any country that is different from such Vessel’s underlying country of registration on the Effective Date, in each case, without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld).
               (b) The Borrower will, and will cause each of its Subsidiaries to, insure that the representation set forth in Section 8.24 is true and correct in all respects.
               9.15 Deposit of Earnings. Each Credit Party will cause the earnings derived from each of the respective Mortgaged Vessels (other than the M/V Hondo River and M/V Spirit River, so long as such vessels secure the MARAD Notes and to the extent required under the documentation securing such MARAD Notes), to the extent constituting Earnings and Insurance Collateral, to be deposited by the respective account debtor into one or more of the accounts maintained for such Credit Party or the Borrower from time to time by or on behalf of the Agent and over which the Agent shall have a first priority security interest. Without limiting any Credit Party’s obligations in respect of this Section 9.15, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral, or any such earnings are deposited other than in one of the accounts, it shall promptly deposit all such proceeds into one of the accounts maintained for such Credit Party or the Borrower from time to time by or on behalf of the Agent and over which the Agent shall have a first priority security interest.

               9.16 Mexican JV Option. Promptly after any such change, the Borrower shall, or shall cause Trico Operators to, provide written notice to the Agent of the change in the exercise price of the option of Trico Operators to purchase the remaining equity interest in the Mexican JV, which notice shall set forth the effective date of such change and the new exercise price.
               9.17 [Intentionally Omitted].
               9.18 Notice of Asset Sales. At least one 10 days prior to the consummation of any Asset Sale the Borrower shall deliver to the Agent a written notice (the “Asset Sale Notice”) which shall include (A) a reasonable description of the Asset Sale, including, without limitation, the assets in such Asset Sale and whether such assets include any Collateral, (B) the gross cash proceeds of such Asset Sale, (C) the Net Cash Proceeds (including reasonable detail with respect to the calculations related thereto), (D) the date of the expected consummation of the Asset Sale and (E) if the Agent is required to release any Collateral with respect to such Asset Sale, any required release documentation with respect to the Collateral to be executed by the Agent and released to the Company after either (I) the Net Cash Proceeds from such sale have been delivered to the Agent or (II) the Agent has received evidence reasonably satisfactory to the Agent that the Net Cash Proceeds from such sale will be delivered to the Agent directly by the purchaser of such assets in such Asset Sale on the date of the consummation of such Asset Sale.
               9.19 Payments on Prepetition Second-Lien Notes. The Borrower shall not make any payments on the Prepetition Second-Lien Notes.
               9.20 Direct Deposits into Advance Account. All distributions made by EMSL or the Mexican JV to any Credit Party, and all proceeds of the EMSL Loans shall be directly deposited into the Advance Account.
               9.21 [Intentionally Omitted].
               9.22 Compliance with Approved Budget. The Borrower and its Subsidiaries shall use Cash Collateral and funds released from the Advance Account solely (i) to pay costs and expenses in accordance with the Approved Budget, (ii) to make payments to the Lenders and the Agent required pursuant to this Agreement and the other Credit Documents and (iii) to refinance and indefeasibly repay in cash the Prepetition First Lien Debt. With respect to any period, the Borrower shall at all times have an Approved Budget in effect.
               9.23 Professional Fee Reserve.
               (a) Deposits. The Borrower shall make the following cash deposits into the Advance Account for allocation to the Professional Fee Reserve:
          (i) on or prior to the fifth day of each calendar month, an amount equal to one half of the amount in the Approved Budget for fees and expenses of the attorneys, accountants and other professionals retained by the Debtors and the Creditors’ Committee for such calendar month; and
          (ii) on the twentieth day of each calendar month an amount equal to the greater of (x) one half of the amount in the Approved Budget for fees and expenses of the attorneys, accountants and other professionals retained by the Debtors and the

Creditors’ Committee for such calendar month; and (y) the aggregate outstanding amount of all unpaid invoices (or portion thereof for invoices which have been partially paid) for fees and expenses of the attorneys, accountants and other professionals retained by the Debtors and the Creditors’ Committee on such day minus the balance in the Professional Fee Reserve prior to the deposit under this clause (ii) on such day.
               If an Event of Default has occurred and is continuing, then if so requested by the Agent, the Borrower will no longer be required to pay the payments required pursuant to this Section 9.23(a).
               (b) Withdrawals. On the date that payments are made for fees and expenses of the attorneys, accountants and other professionals retained by the Debtors or the Creditors’ Committee, the Borrower shall withdraw amounts from the Professional Fee Reserve to pay such fee and expenses; provided that because the Professional Fee Reserve and the funds therein are a part of the Collateral, from and after the date of the Termination Notice, amounts withdrawn from the Professional Fee Reserve may only be applied to pay fees and expenses which are covered by the Carve-Out.
               (c) Withdrawal Request. The Borrower must give the Agent notice of any requested withdrawal by the Borrower from the Professional Fee Reserve not less than five (5) Business Days prior to the date of the applicable withdrawal.
               SECTION 10. Negative Covenants. The Borrower hereby covenants and agrees that on and after the Effective Date and thereafter for so long as this Agreement is in effect and until no Notes are outstanding and all Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
               10.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or collaterally assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
     (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
     (ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law (other than such Liens described in clause (xiii) below), which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens which are in existence less than 60 days from the date of creation thereof, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
     (iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule VIII;
     (iv) Liens created pursuant to the Security Documents and the Interim Order (or Final Order, when applicable);
     (v) Liens upon assets of any of the Non-Debtor Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iv), provided that, (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;
     (vi) Liens upon Real Property, equipment, machinery or vessels (including, in each case, any accounts receivable and other general intangibles associated therewith) of the Trico Supply Group acquired or constructed after the Effective Date and used in the ordinary course of business of the Trico Supply Group and placed at the time of the acquisition or construction thereof by or within 270 days after such acquisition or the completion of such construction, as the case may be, to secure Indebtedness incurred to pay all or a portion of the purchase price or construction cost thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or vessels or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that, except as otherwise permitted by clause (xvii) of this Section 10.01, (x) the Indebtedness secured by such Liens is permitted by Section 10.04(v) and (y) in all events, the Lien encumbering the equipment, machinery or vessels (and related accounts receivable and other general intangibles) so acquired or constructed does not encumber any other asset of the Trico Supply Group and, provided, further, that individual financings of equipment, machinery or vessels by a single lender or a group of co-lenders may be cross-collateralized to other financings of equipment, machinery or vessels provided solely by such lender or group of lenders;
     (vii) zoning restrictions, easements, trackage rights, leases (other than Capital Leases), licenses, special assessments, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

     (viii) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;
     (ix) Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash (including the stated amount of all letters of credit) and the fair market value of all other property subject to such Liens does not exceed $20,000,000 at any time outstanding;
     (x) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;
     (xi) deposits or pledges required in the ordinary course of business in connection with, or to secure payment of, payroll taxes, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations (other than any Lien imposed by ERISA) and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice, provided that, in each case, such Liens (I) do not encumber any Collateral, (II) do not secure the payment of Indebtedness and (III) do not in the aggregate impair in any material respect the use of the property of the Borrower or any of its Subsidiaries in the operation of their business;
     (xii) Permitted Encumbrances;
     (xiii) Liens for wages of the crew, including the master of a Collateral Vessel, relating to the current voyage of a Collateral Vessel, Liens for wages of stevedores when employed directly by the shipowner, operator, the master, ship’s husband, or agent of a Collateral Vessel, Liens for general average or salvage(including contract salvage), Liens on a Collateral Vessel covered by valid policies of insurance held by the Agent and meeting the requirements of Schedule XVII hereof, and Liens on a Collateral Vessel not covered by such insurance incurred in the ordinary course of business and in existence for less than 30 days;
     (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (xv) Liens on property or assets of the Trico Supply Group arising out of the sale and lease-back transactions permitted under Section 10.02, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;
     (xvi) Liens on property or assets of the Trico Supply Group not otherwise permitted pursuant to this Section 10.01 which secure obligations permitted under this Agreement (other than Indebtedness for, or in respect of, borrowed money) not exceeding $5,000,000 in the aggregate at any time outstanding and which apply to property and/or assets with an aggregate fair market value (as determined by Trico Supply in good faith) not to exceed at any time the amount referenced above in this clause (xvi);
     (xvii) Liens on the Second-Lien Notes Collateral (as defined in the Prepetition First Lien Loan Agreement) created pursuant to the Prepetition Second-Lien Note Documentation and subject to the terms of the Prepetition Intercreditor Agreement;
     (xviii) Liens on assets of Trico Supply and its Subsidiaries and Parent Company Liens securing the Trico Shipping Working Capital Facility; provided that the aggregate principal amount of the Indebtedness secured thereunder shall not exceed $65,000,000, at any one time outstanding; provided further that the aggregate principal amount of Indebtedness secured by Liens permitted by this clause (xviii) and clause (xix) below shall not exceed $465,000,000 at any one time outstanding;
     (xix) Liens on assets of Trico Supply and its Subsidiaries and Parent Company Liens securing the Trico Shipping Senior Secured Notes Documents; provided that the aggregate principal amount of the Indebtedness secured thereunder shall not exceed at any one time outstanding $465,000,000 less the aggregate principal amount of the senior notes issued thereunder which are redeemed, repurchased or otherwise retired; provided further that that the aggregate principal amount of Indebtedness secured by Liens permitted by clause (xviii) above and this clause (xix) shall not exceed $465,000,000 at any one time outstanding;
     (xx) Liens on cash or Cash Equivalents of the Trico Supply Group to cash collateralize letters of credit referred to in Section 10.04(xx) in a stated amount not to exceed $15,000,000;
     (xxi) Liens on the Deposit (as defined in the Trico Shipping Commitment Letter (as defined below)) in favor of Special Value Continuation Partners, LP, Tennenbaum Opportunities Partners V, LP and Tennenbaum DIP Opportunity Fund, LLC (collectively, the “Commitment Parties”) to secure obligations to pay the Tennenbaum Expenses (as defined in the Trico Shipping Commitment Letter) and the other sums payable by Trico Shipping under the Trico Shipping Commitment Letter. As used herein, “Trico Shipping Commitment Letter” shall mean that certain Commitment Letter among Trico Shipping AS and the Commitment Parties dated as of June 21, 2010, as amended from time to time; and
     (xxii) (x) Liens relating to the cash collateralization of letters of credit permitted under Section 10.04(xix), and (y) upon the expiration of any such letter of credit, the direct cash collateralization of the obligations supported by such letter of credit, provided the amount of cash collateral so provided shall not exceed the face amount of such expired letter of credit;
     (xxiii) Liens existing on the date hereof securing the MARAD Notes; and
     (xxiv) Liens securing the Prepetition First Lien Debt.

In connection with the granting of Liens described in clause (v) above by the Borrower or any of its Subsidiaries, the Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
               10.02 Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease, charter or otherwise dispose of all or any part of its property or assets, or any of the Collateral or enter into any sale-leaseback transactions, except that:
     (i) [Intentionally Omitted];
     (ii) (x) Investments by the Borrower and its Subsidiaries shall be permitted in accordance with Section 10.05 and (y) Capital Expenditures by the Subsidiaries of the Borrower shall be permitted to the extent not in violation of Section 10.07;
     (iii) the Trico Supply Group may sell any asset, including vessels (and any related equipment and spare parts), provided that (x) no Default or Event of Default is then in existence or would result from each such sale, (y) each such sale is made at least at fair market value (as determined in good faith by the chief executive officer or the chief financial officer of the applicable member of the Trico Supply Group) and (z) other than in the case of transfers to joint ventures for purposes of employment of vessels in Mexico or Brazil, 75% of the consideration in respect of each such sale shall consist of cash or Cash Equivalents received by the respective member of Trico Supply Group which owned such vessel on the date of consummation of each such sale, provided that for purposes of the 75% cash or Cash Equivalent consideration requirement in the foregoing clause (z), (a) the amount of any Indebtedness of Trico Supply Group (as shown on Trico Supply’s or the relevant Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets and (b) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such sale transfer or disposition shall be deemed to be cash;
     (iv) any Subsidiary of the Borrower may lease (as lessee) or license (as licensee) real or personal property pursuant to leases or licenses, as applicable, in existence as of the Effective Date or in the ordinary course of business consistent with past practices (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));
     (v) any Subsidiary of the Borrower may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction), provided that no such sale or discount may exceed $100,000 individually or $250,000 in the aggregate from and after the Effective Date without the prior written consent of Required Lenders;

     (vi) the Borrower or any Subsidiary may sell or otherwise transfer all or any part of its business, properties or assets to the Borrower or any Guarantor with, in the case of any properties or assets with a value in excess of $100,000 (individually or in the aggregate for all such sales or transfers conducted pursuant to clause (vi)), 10 days’ prior written notice to Agent, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Agent in any Collateral involved in any such transaction are taken to the satisfaction of the Agent;
     (vii) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Guarantor, so long as (w) Agent shall have received 10 days’ prior written notice thereof, (x) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation, (y) except as provided in preceding clause (x), in the cases of any such merger, dissolution or liquidation involving a Guarantor, a Guarantor is the surviving corporation of any such merger, dissolution or liquidation, and (z) in all cases, the security interests granted to the Agent for the benefit of the Secured Creditors hereunder, under the Interim Order (or the Final Order, when applicable) or pursuant to the Security Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);
     (viii) any Subsidiary of the Borrower may enter into demise, bareboat, time, voyage and other charter or lease arrangements pursuant to which any such Subsidiary charters or leases out a vessel to another Subsidiary of the Borrower or to a third Person, in each case so long as (w) such arrangements are entered into in the ordinary course of business, (x) such arrangements do not materially impair the value of the vessel or vessels subject to such arrangements, (y) the tenor of any bareboat charter arrangement is less than three years unless otherwise consented to by the Agent (such consent not to be unreasonably withheld) and (z) for any charter arrangement with a term of twelve (12) months or greater, including any extension option, the Borrower or a Subsidiary of the Borrower, where applicable, execute and deliver an Assignment of Charters and, to the extent required, the Borrower shall use its commercially reasonable efforts to cause the relevant counterparty to the charter or other similar contract to execute and deliver a consent thereto, which consent shall be in form and substance satisfactory to Agent;
     (ix) any Foreign Subsidiary of the Trico Supply Group may sell or otherwise transfer all or any part of its business, properties or assets to any Wholly-Owned Foreign Subsidiary of the Trico Supply Group;
     (x) any Subsidiary of the Borrower may sell obsolete or worn-out equipment or materials in the ordinary course of business, provided that, other than with respect to such sales conducted by the Trico Supply Group, if the book value or the fair market value of such equipment exceeds $100,000, Agent shall have received 10 days’ prior written notice thereof;
     (xi) any Subsidiary in the Trico Supply Group may enter into sale-leaseback transactions provided that the aggregate remaining present value outstanding under the leases relating to such sale-leaseback transactions entered into pursuant to this clause (xi) does not exceed at any one time outstanding $4,000,000;
     (xii) sales, transfers, leases or other dispositions of assets by the Trico Supply Group not otherwise permitted by this Section 10.02; provided that the aggregate gross proceeds of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (xii) shall not exceed during any fiscal year $5,000,000;
     (xiii) Trico Marine International may sell the vessels M/V Hondo River and M/V Spirit River with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld); and
     (xiv) Certain installment sale arrangements between Trico Assets and the Mexican JV existing on the Effective Date and listed on Schedule XVIII shall be permitted.
To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02, such Collateral (unless sold or otherwise transferred to either Borrower or a Subsidiary of the Borrower) shall be sold free and clear of the Liens created by the Security Documents, and the Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing. Notwithstanding anything to the contrary contained above in this Section 10.02, in no event shall the Borrower of any of its Subsidiaries sell, lease or otherwise dispose of assets otherwise permitted under this Section 10.02 that, in the aggregate, constitute all or any substantial part of the assets of the Borrower and its Subsidiaries taken as a whole, provided that this sentence shall not apply to sales, leases and other dispositions otherwise permitted pursuant to Sections 10.02(v), (vi) and (viii).
Notwithstanding anything to the contrary herein, Trico Operators shall not convey, sell or otherwise dispose of all or any portion of its equity interest in the Mexican JV or its right to acquire any equity interest in the Mexican JV, in each case, without the prior written consent of the Lenders.
               10.03 Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:
     (i) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any other Wholly-Owned Subsidiary of the Borrower which is a Credit Party and any Subsidiary of the Borrower which is not a Guarantor also may pay cash Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;
     (ii) [Intentionally Omitted]; and
     (iii) the Borrower may pay Dividends on its Qualified Preferred Interests solely through the issuance of additional shares of its Qualified Preferred Interests but not in cash.

               10.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
               (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
               (ii) Indebtedness under the Prepetition First Lien Loan Documentation;
               (iii) Existing Indebtedness listed on Schedule V;
               (iv) Indebtedness of any Subsidiary in the Trico Supply Group evidenced by Capitalized Lease Obligations, provided that (x) at the time of, and after giving effect thereto, no Default or Event of Default shall be in existence and (y) in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations permitted by this clause (iv) exceed $25,000,000 at any time outstanding;
               (v) purchase money Indebtedness of any Subsidiary in the Trico Supply Group described in Section 10.01(vi), provided that no Default or Event of Default exists at the time of the incurrence thereof and after giving effect thereto and after giving effect thereto;
               (vi) unsecured Indebtedness of the Trico Supply Group, provided that no Default or Event of Default exists at the time of the incurrence thereof and after giving effect thereto;
               (vii) intercompany Indebtedness to the extent permitted by Section 10.05(vii);
               (viii) (x) Contingent Obligations of any Subsidiary of the Borrower (other than the Borrower and the Guarantors) with respect to Indebtedness and lease obligations of any other Subsidiary of the Borrower otherwise permitted under this Agreement and (y) Contingent Obligations of the Borrower and the Guarantors in the form of guaranties of obligations of their Subsidiaries under operating leases entered into in the ordinary course of business;
               (ix) Indebtedness of any Subsidiary of the Borrower with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this subsection (ix) shall not at any time exceed $10,000,000;
               (x) Indebtedness under operating leases entered into in the ordinary course of business;
               (xi) Indebtedness of the Borrower under the Senior Notes outstanding on the date hereof, minus any repayments or prepayments thereof;

     (xii) intercompany Indebtedness existing under the Trico Supply Intercompany Loan Documentation, the TMS Intercompany Indebtedness and the Trico Marine Cayman Intercompany Loan;
     (xiii) Indebtedness consisting of the financing of insurance premiums;
     (xiv) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness of the Trico Supply Group not to exceed $5,000,000 in aggregate principal amount at any time outstanding, which Indebtedness shall be unsecured;
     (xv) Indebtedness consisting of a subordinated non-recourse guarantee issued by the Guarantors (and any additional Subsidiary that becomes a Guarantor after the Effective Date) for the benefit of the holders of Prepetition Second-Lien Notes as credit support for the Borrower’s obligations under the Prepetition Second-Lien Notes Indenture;
     (xvi) Indebtedness under the Trico Shipping Working Capital Facility; provided that the aggregate principal amount of Indebtedness thereof shall not exceed $65,000,000 at any one time outstanding; provided further that that the aggregate principal amount of Indebtedness permitted by this clause (xvi) and clause (xvii) below shall not exceed $465,000,000 at any one time outstanding;
     (xvii) Indebtedness under the Trico Shipping Senior Secured Notes Documents; provided that the aggregate principal amount of Indebtedness thereof shall not exceed at any one time outstanding $400,000,000 less the aggregate principal amount of the senior notes issued thereunder which are redeemed, repurchased or otherwise retired; provided further that that the aggregate principal amount of Indebtedness permitted by clause (xvi) above and this clause (xvii) shall not exceed $465,000,000 at any one time outstanding
     (xviii) Notwithstanding the foregoing, the guarantees of the Parent of the Trico Shipping Working Capital Facility and the Trico Shipping Senior Secured Notes Documents shall be subordinated to the Obligations;
     (xix) (x) Letters of credit issued under the Existing Credit Agreement (as defined in the Prepetition First Lien Loan Agreement) and permitted to be cash collateralized pursuant to Section 8.08(a)(y) of the Prepetition First Lien Loan Agreement and (y) any letters of credit issued to replace such letters of credit, provided that the face amount of any such replacement letters of credit shall not exceed the letters of credit being replaced;
     (xx) Letters of credit of the Trico Supply Group in a stated amount not to exceed $15,000,000 minus the stated amount of letters of credit then outstanding under the Trico Shipping Working Capital Facility; provided that such letters of credit may not provide credit support for other Indebtedness for borrowed money; and
     (xxi) Loans from EMSL to Trico Marine Services (Hong Kong) Limited (“EMSL Loans”); but solely to the extent that (a) such loans are unsecured, and (b) no officer of EMSL shall have been authorized to make demand for the repayment of the EMSL Loans.
               10.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:
     (i) the Subsidiaries of the Borrower may acquire and hold accounts receivables owing to any of them;
     (ii) the Subsidiaries of the Borrower may acquire and hold cash and Cash Equivalents;
     (iii) the Borrower and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule IX, provided that such Investments may be renewed or reinvested upon the expiration or maturity thereof, and provided further that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;
     (iv) the Subsidiaries of the Borrower may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (v) (i) the Trico Supply Group may make loans and advances to their officers, employees and consultants in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;
     (vi) (x) [Intentionally Omitted], (y) the Subsidiaries of the Borrower may perform their obligations under Other Hedging Agreements entered into in the ordinary course of business prior to the Effective Date, and (z) the Trico Supply Group may enter into and perform their obligations under Other Hedging Agreements entered into in the ordinary course of business so long as each such Other Hedging Agreement is non-speculative in nature;
     (vii) Subject to the proviso below, (A) the Borrower and its Subsidiaries may make intercompany loans and advances between and among one another, (B) Subsidiaries of the Borrower may make intercompany loans and advances to the Borrower and/or the Guarantors and (C) Wholly-Owned Subsidiaries of the Borrower that are not Credit Parties may make intercompany loans and advances between or among one another (collectively referred to herein as “Intercompany Loans”), in each case so long as each Intercompany Loan made to a Credit Party is subject to the provisions of a subordination agreement (including the Intercompany Subordination Agreement) acceptable to the Agent (which agreement must have been executed by the obligor and obligee of each such Intercompany Loan); provided that no Credit Party may make a loan to any Subsidiary which is not Credit Party;
     (viii) the Borrower and its Subsidiaries may incur Contingent Obligations permitted pursuant to Section 10.04(viii);
     (ix) the Trico Supply Group may hold Investments arising out of non-cash consideration for the sale of assets permitted by Section 10.02(ii);
     (x) the Trico Supply Group may hold Investments permitted pursuant to Section 10.04;
     (xi) the Trico Supply Group may acquire equity interests in a Person which immediately after such acquisition and the related transactions becomes a Subsidiary of the Trico Supply Group, provided that no Default or Event of Default exists at the time thereof or after giving effect thereto;
     (xii) so long as no Default or Event of Default then exists or would result therefrom, the Trico Supply Group may make cash capital contributions and/or loans to joint ventures and other Subsidiaries of the Trico Supply Group in an aggregate amount not to exceed $10,000,000 in any fiscal year of the Borrower;
     (xiii) [Intentionally Omitted]; and
     (xiv) the Borrower and its Subsidiaries may make cash capital contributions and/or loans to joint ventures and other Subsidiaries of the Borrower with the prior written consent of the Required Lenders in each instance.
               10.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
     (i) Dividends may be paid to the extent provided in Section 10.03;
     (ii) loans may be made and other transactions (including the incurrence of Contingent Obligations) may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;
     (iii) customary fees may be paid to non-officer directors of the Borrower and its Subsidiaries;

     (iv) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including arrangements made with respect to bonuses) with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;
     (v) the Borrower and its Subsidiaries may enter into employment agreements or arrangements with their respective officers and employees in the ordinary course of business; and
     (vi) other transactions existing on the Effective Date and set forth on Schedule XI.
               10.07 Maintenance Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries (other than the Trico Supply Group) to, make any Capital Expenditures, except that the Subsidiaries of the Borrower may make Maintenance Capital Expenditures in an amount not to exceed $2,000,000 in the aggregate during the term of this Agreement.
               10.08 Minimum Monthly Consolidated EBITDA. The Borrower will not permit the Consolidated EBITDA for any month ending on the dates set forth below to be less than the amount set forth below opposite such month:

Minimum Monthly
Consolidated EBITDA
Period Ended	(in millions)
August 31, 2010	($3.50)
September 30, 2010	($1.50)
October 31, 2010	($1.75)
November 30, 2010	($1.75)
December 31, 2010	($1.60)
January 31, 2011	($1.40)
February 28, 2011	($1.40)
               10.09 Minimum Consolidated Cash Flow. (i) The Borrower will not permit its Consolidated Cash Flow for the period beginning on the Effective Date or the day immediately following the last day of the prior period, as applicable, and ending on the date set forth below to be less than the amount set forth below opposite such end date:

Minimum Monthly
Consolidated Cash Flow
Trailing Four Week Period Ending	(in millions)
September 10, 2010	($3.75)
October 8, 2010	($6.60)
November 5, 2010	($0.75)
December 3, 2010	$0.25
December 31, 2011	($1.50)
January 28, 2011	($8.00)
February 25, 2011	($1.00)
               (ii) The Borrower will not permit its Consolidated Cash Flow for the period beginning on August 20, 2010 and ending on the date set forth below to be less than the amount set forth below opposite such end date:

Minimum Cumulative
Consolidated Cash Flow
Cumulative Period Ending	(in millions)
September 10, 2010	($3.75)
October 8, 2010	($10.00)
November 5, 2010	($11.00)
December 3, 2010	($10.00)
December 31, 2011	($11.50)
January 28, 2011	($18.00)
February 25, 2011	($18.75)

For purposes of determining compliance with this Section 10.09, and notwithstanding anything to the contrary herein, all fees and expenses of any professional seeking access to the Carve-Out shall be deemed paid in cash at the time such fees and expenses are submitted, whether or not such fees are actually paid.
               10.10 Minimum Liquidity. The Borrower will not permit Liquidity as of the dates set forth below to be less than the amount set forth opposite such date:

Minimum Liquidity
Requirement (in
Period Ended	millions)
September 3, 2010	$7.5
September 17, 2010	$5.5
October 1, 2010	$4.0
October 15, 2010 and the last day of each two week period thereafter	$3.5
For purposes of determining compliance with this Section 10.10, and notwithstanding anything to the contrary herein, all fees and expenses of any professional seeking access to the Carve-Out shall be deemed paid in cash at the time such fees and expenses are submitted, whether or not such fees are actually paid.
               10.11 Limitations on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries (other than the Trico Supply Group) to:
     (i) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Capital Stock or other equity interests, or enter into any new agreement with respect to its Capital Stock or other equity interests;
     (ii) amend, modify or change any provision of the Trico Supply Intercompany Loan Documentation, except for (x) amendments to the interest rate and other terms thereof necessary to comply with applicable law or any rule, regulation, judgment or similar act of any governmental authority and (y) modifications to expressly subordinate any and all payments arising under the Trico Supply Intercompany Loan Documentation to payments arising under each of the Trico Shipping Senior Secured Notes Documents and Trico Shipping Working Capital Facility and (z) modifications to permit interest to accrue if Trico Supply has insufficient funds available to make such interest payment, or such payment would result in a default under other indebtedness of Trico Supply, and provide that any such accrued and unpaid interest will be added to the principal amount thereof and accrue interest; or
          (iii) prepay, discharge or forgive all or any portion of the Trico Supply Intercompany Loan.
               10.12 Restrictions on Use of Proceeds, Cash Collateral and Carve-Out. No proceeds of the Loans, Collateral, Cash Collateral (including any prepetition retainer funded by the Prepetition First Lien Lenders), Prepetition Collateral or, in each case, any proceeds of any of the foregoing (other than proceeds of the Loans and Cash Collateral up to an amount not to exceed $25,000 in the aggregate with respect to Committee Challenge Fees) or any portion of the Carve-Out shall be used by any of the Debtors, any other Credit Party or any of their Subsidiaries, any Committee, and any trustee or other estate representative appointed in the Chapter 11 Cases or any Successor Case, or any other person, party or entity to (i) request authorization to obtain postpetition loans or other financial accommodations pursuant to Bankruptcy Code section 364(c) or (d), or otherwise, other than from the Lenders, except for the purpose of repayment the Loan in full and in cash; (ii) investigate (except as set forth below), assert, join, commence, support or prosecute any action for any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination or similar relief against, or adverse to the interests of, in any capacity, Prepetition First Lien Agent, any Prepetition First Lien Lender, the Agent and/or any Lenders (or any of their respective officers, directors, employees, agents, attorneys, affiliates, assigns, or successors, with respect to any transaction occurrence, omission, or action, including, without limitation, (a) any Avoidance Actions or other actions arising under chapter 5 of the Bankruptcy Code; (b) any so-called “lender liability” claims and causes of action; (c) any action with respect to the validity, enforceability, priority and extent of the Loans and/or the Prepetition First Lien Debt, or the validity, extent, and priority of the Liens securing the Obligations, the Prepetition First Liens, or the adequate protection liens; (d) any action seeking to invalidate, set aside, avoid or subordinate, in whole or in part, the Liens securing the Obligations, the Prepetition First Liens, or the adequate protection liens; and/or (e) any objection to the reimbursement of any fees, costs or expenses of any of Agent, Lenders, Prepetition First Lien Agent and/or Prepetition First Lien Lenders or any other action that has the effect of preventing, hindering or delaying (whether directly or indirectly) the Agent’s, the Lenders’, the Prepetition First Lien Agent’s, and/or the Prepetition First Lien Lenders’ assertion, enforcement or realization on the Cash Collateral, the Prepetition Collateral or the Collateral in accordance with this Agreement and the Credit Documents, the Prepetition First Lien Loan Documentation, the Prepetition Second-Lien Notes Documentation or the Interim Order (or the Final Order, when applicable); or (iii) pay any or all claims for fees and expenses of any other person or entity, in connection with the investigation of, the assertion of or joinder in any claim, cause of action, counterclaim, action, proceeding, application, litigation, motion, objection, defense or other contested matter, the purpose of which is to seek or the result of which would be to obtain any order, judgment, determination, declaration or similar relief: (x) invalidating, setting aside, avoiding, recharacterizing or subordinating, in whole or in part, any claim, indebtedness, liens and/or security interests of the Prepetition First Lien Agent, any Prepetition First Lien Lender, the Agent and/or the Lenders; or (y) objecting to or commencing any action that prevents or affirmatively delays the exercise by the Agent or the Lenders of any of its respective rights and remedies under any Credit Document, the Interim Order (or the Final Order, when applicable) or

(z) seeking any affirmative legal or equitable remedy against the Agent or any Lender (or any of their respective directors, agents, professionals, attorneys, employees, officers, subsidiaries, affiliates or assigns).
               10.13 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, the Senior Notes, the Trico Marine Cayman Intercompany Loan, the TMS Intercompany Indebtedness, the Trico Supply Intercompany Loan Documentation, the Trico Shipping Senior Secured Notes Documentation (as in effect on the Effective Date) and the Trico Shipping Working Capital Credit Facility (as in effect on the Effective Date), (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries which is in effect and outstanding on the Effective Date, (iv) customary provisions restricting assignment of any agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset pursuant to documentation in effect and outstanding on the Effective Date, and (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii) or (v).
               10.14 Limitation on Issuance of Capital Stock. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests or (ii) any redeemable common stock or other redeemable common equity interests.
          (b) The Borrower will not permit any of its Subsidiaries to issue any Capital Stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Capital Stock or other equity interests, except (i) for transfers and replacements of then outstanding shares of Capital Stock or other equity interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any Credit Party in any class of the Capital Stock or other equity interests of such Credit Party, (iii) to qualify directors to the extent required by applicable law, or (iv) issuances by Wholly-Owned Subsidiaries to the Borrower or another Wholly-Owned Subsidiary.
               10.15 Change of Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization etc. No Credit Party will change its legal name, its type of organization, its status as a registered organization (in the case of a registered organization), its jurisdiction of organization, its location, or its organizational identification number (if any).
               10.16 Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than any business conducted by the Borrower and its Subsidiaries on the Effective Date and any other business or activities as may be substantially similar, incidental or related thereto.
               10.17 ERISA. The Borrower will not and will not, permit any of its Subsidiaries, nor any ERISA Affiliate, to (i) engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or (ii) sponsor, maintain, make contributions to or incur liabilities in respect of any Plan which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
               10.18 Voluntary Prepayments, Etc. of Indebtedness. (a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (i) the Senior Notes or (ii) any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Credit Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Prepetition Second-Lien Notes Documentation or other Junior Financing Documentation.
               (b) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend, modify or change any term or condition of any documentation related to the Senior Notes, including, but not limited to the Prepetition Second-Lien Notes Documentation, except as expressly provided in Section 5.3 of the Prepetition Intercreditor Agreement, or any other Junior Financing Documentation.
               (c) Except pursuant to a confirmed reorganization plan, and except as specifically permitted hereunder, no Debtor shall, (i) without the express prior written consent of the Agent and the Required Lenders or (ii) pursuant to an order of the Bankruptcy Court after notice and hearing, make any payment or transfer with respect to any Lien or Indebtedness incurred or arising prior to the filing of the Chapter 11 Case that is subject to the automatic stay provisions of the Bankruptcy Code whether by way of “adequate protection” under the Bankruptcy Code or otherwise.
               10.19 Collateral Maintenance. The Borrower will not permit the Aggregate Appraised Value of the Mortgaged Vessels over which Agent has a first priority Lien to equal less than 120% of the aggregate outstanding principal amount of all Loans at any time.
               10.20 Negative Pledge. Except as may have been pledged prior to the Effective Date and other than with respect to Intercompany Loans that are fully made by and owed to Subsidiaries that are members of the Trico Supply Group, the Credit Parties shall not (and shall not permit any of its Subsidiaries to) sell, pledge or otherwise transfer any of its rights, title or interests in any Intercompany Loan except to the Agent as security for the Loans.
               10.21 Professional Fees. The Borrower shall not permit the cumulative amount of all Restructuring Costs for the period from the period beginning on the Petition Date and ending on the 20th day of each calendar month after the Petition Date (including all invoices and other fee statements of professional submitted on such 20th day) to exceed the cumulative amount set forth for Restructuring Costs in the Approved Budget or Approved Budgets for such period, such covenant to be tested on the 20th day of each calendar month. For purposes of determining compliance with this Section 10.21, and notwithstanding anything to the contrary herein, all fees and expenses of any professional seeking access to the Carve-Out shall be deemed paid in cash at the time such fees and expenses are submitted, whether or not such fees are actually paid.
               10.22 EMSL Matters. At any time that the EMSL Loans are outstanding, the Borrower shall not permit any director of EMSL appointed by Trico Marine Services (Hong Kong) Limited to consent to or approve an authorization for any officer of EMSL to make any demand for the repayment of the EMSL Loans.
               SECTION 11. Events of Default. For purposes of this Agreement and the other Credit Documents, notwithstanding the provisions of Section 363 of the Bankruptcy Code and without notice, application or motion to, hearing before, or order of the Bankruptcy Court or any notice to any Credit Party, any of the following shall be an “Event of Default”:
               11.01 Payments. Either the Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for more than three Business Days, in the payment when due of any interest on any Loan or Note, or any Fees or any other amounts owing hereunder or thereunder; or
               11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
               11.03 Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.01(g), 9.08, 9.11(c), 9.11(d), 9.13, 9.16, 9.20, 9.22 or Section 10 of this Agreement; (ii) a default in the performance or observance by it of any term, covenant, or agreement contained in Sections 1.3, 1.4, 1.5, 1.6, 1.7, 1.9, 1.10(c), 1.11, 1.13, 1.14(a) or 1.15 of any Vessel Mortgage; or (iii) default in the due performance or observance by it of any other term, covenant or agreement (other than those referred to in Section 11.01, 11.02 or clause (i) or (ii) of this Section 11.03) contained in this Agreement or in any other Credit Document and, in the case of this clause (iii), such default shall continue unremedied for a period of 30 days after written notice to the defaulting party by the Agent or the Required Lenders; or
               11.04 Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries (other than the Debtors in respect of Indebtedness incurred or arising prior to the Petition Date) shall default in any payment of any Indebtedness (other than the Obligations, any Indebtedness of the Trico Supply Group not in excess of $1,000,000, the TMS Intercompany Indebtedness, the Trico Marine Cayman Intercompany Loan, the Trico Supply Intercompany Loan Documentation and any other intercompany loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Borrower or any of its Subsidiaries (other than the Debtors in respect of Indebtedness incurred or arising prior to the Petition Date) shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations, any Indebtedness of the Trico Supply Group not in excess of $1,000,000, the TMS Intercompany

Indebtedness, the Trico Marine Cayman Intercompany Loan, the Trico Supply Intercompany Loan Documentation and any other intercompany loans) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; provided, that other than in the case of the MARAD Notes, it shall not be a Default or Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in the preceding clauses (i) and (ii) is at least $1,000,000; provided further, that unless any enforcement action is taken in respect of or in connection with such Indebtedness, including without limitation, any exercise on any collateral or any acceleration of such Indebtedness, a default in the observance or performance of any agreement or condition relating to any Indebtedness of the Trico Supply Group shall not be a Default or an Event of Default under this Section 11.04 until such default has continued unremedied and unwaived for a period of 30 days; or
               11.05 Bankruptcy, etc. Any of the Credit Parties or any of their Subsidiaries shall (i) commence a voluntary case or other voluntary proceeding concerning itself under Title 11 of the Bankruptcy Code in any jurisdiction other than the District of Delaware; (ii) move or cause to be moved any voluntary case or other voluntary proceeding concerning itself under Title 11 of the Bankruptcy Code commenced in the District of Delaware (including without limitation, any of the Chapter 11 Cases) to any other jurisdiction; (iii) commence a voluntary case or other voluntary proceeding under any foreign bankruptcy or insolvency laws; (iv) have an involuntary case or other involuntary proceeding commenced against it in any jurisdiction (including any foreign jurisdiction) and, the petition or request for relief in any such involuntary proceeding is not controverted within 10 days after service of summons, and if controverted not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of its property, or (v) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to it or there is commenced against it any such proceeding which remains undismissed for a period of 60 days, or (vi) except in connection with the Bankruptcy Cases, be adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (vii) suffer any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or (viii) make a general assignment for the benefit of creditors; or (ix) take any corporate or organizational action for the purpose of effecting any of the foregoing.
               11.06 ERISA. (a) A contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, or the Borrower or any of its Subsidiaries has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, or the Borrower or any of its Subsidiaries has incurred or is reasonably likely to incur any liability on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under

Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or
               11.07 Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Agent for the benefit of the Secured Creditors the Liens (other than with respect to Liens created under the Pledge and Security Agreement over Collateral of the Debtors over which a Lien has also been granted and remains in effect pursuant to the Interim Order and when entered, the Final Order), rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (except to the extent a Lien has been granted and remains in effect in such Collateral pursuant to the Interim Order and when entered, the Final Order), in favor of the Agent, superior to and prior to the rights of all third Persons to the extent permitted by Section 2.15(b) hereof and Permitted Liens (in the case of Non-Debtor Credit Parties); or
               11.08 Guaranties. Any Guaranty or any provision in respect thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations with respect to such Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or
               11.09 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance equals or exceeds $1,000,000; or
               11.10 Change of Control. A Change of Control shall occur; or
               11.11 Indebtedness of the Trico Supply Group. The commencement of any enforcement action by any creditor of any Person in the Trico Supply Group, and with respect to any action by an unsecured creditor, such action remains undismissed or unstayed for 30 days after commencement; provided that it shall not be a Default or Event of Default under this Section 11.11 unless the aggregate principal amount of all such Indebtedness is at least $1,000,000; or
               11.12 Mexican JV. (i) Any distribution is made by the Mexican JV to any Person other than (a) to Trico Operators or (b) as contemplated in Section 8.25(b) or (ii) the lien in favor of the Agent for the benefit of the Secured Creditors on the equity interests in the Mexican JV held by Trico Operators ceases for any reason to be a valid and effective lien on such equity interest; or

               11.13 Second Lien Notes Documentation. Any of the Obligations for any reason shall cease to be “Senior Permitted Indebtedness” under, and as defined in the Prepetition Second Lien Notes Indenture or the Liens securing the Prepetition Second-Lien Debt shall cease to be second in priority to the Liens of the Agent on behalf of the Lenders securing the Obligations; or
               11.14 Final Order. The failure to enter the Final Order within 30 days of the Petition Date; or
               11.15 Dismissal or Conversion. Dismissal of any of the Chapter 11 Cases with respect to any of the Debtors or conversion of any such Chapter 11 Case to a chapter 7 case; or
               11.16 Appointment of Trustee. Appointment of a chapter 11 trustee or examiner or other person with expanded powers with respect to any of the Debtors in any Chapter 11 Case; or
               11.17 Relief From Stay. Entry of an order granting relief from the automatic stay to permit foreclosure on any asset of any of the Debtors the value of which, individually or in the aggregate for all assets for which such relief is granted from and after the Petition Date, exceeds $1,000,000 ; or
               11.18 Superpriority Claim or Lien. Entry of an order granting any other superpriority claim or lien equal to or superior in priority to that granted to the Agent or the Lenders; or
               11.19 Change to Interim or Final Order. Except to the extent acceptable to the Required Lenders in their sole discretion, modification, reversal, amendment, vacation or stay of the effectiveness of the Interim Order or the Final Order; or
               11.20 Enforcement Action. The commencement of any enforcement action by any material creditor of any direct or indirect Subsidiary of the Borrower, and with respect to any action by an unsecured creditor, such action remains undismissed or unstayed for 30 days after commencement, except where any such action against an entity that is not a Credit Party could not reasonably be expected to result in a Material Adverse Effect; or
               11.21 Proposal of Plan. The proposal by the Debtors of any plan of reorganization or liquidation (or the failure of the Debtors to diligently oppose any plan of reorganization or liquidation proposed by any other Person (other than the Agent on behalf of the Lenders)) for any of the Debtors that does not provide for the indefeasible payment in full in cash of the Loans and all other Obligations on the effective date of such plan of reorganization or liquidation; or
               11.22 Assertion of Claim Against Agent or Lenders. The commencement of any action (whether under Bankruptcy Rule 2004 or otherwise), litigation, contested matter or adversary proceeding or assertion of any setoff or offset by any Credit Party against any of the Agent or the Lenders; or

               11.23 Violation of Order. Any material violation by the Credit Parties of the Interim Order or the Final Order; or
               11.24 Order Against Lenders. The entry by any court with valid jurisdiction of an order or judgment in any of the Chapter 11 Cases modifying, limiting, subordinating, recharacterizing or avoiding the priority, validity or amount of any indebtedness owed to the Lenders or the perfection, priority or validity of the Prepetition First Liens or post-petition liens in favor of the Agent or the Lender on any Collateral or imposing, surcharging or assessing against the Prepetition First Lien Lenders, the Lenders or their respective claims or any Collateral any costs or expenses, whether pursuant to Section 506(c) of the Bankruptcy Code or otherwise; or
               11.25 Allowance of Claim. Any Debtor files any application for approval or allowance of, or any order is entered approving or allowing, any administrative expense claim in any of the Chapter 11 Cases, having any priority over, or being pari passu with, the superadministrative priority of the Agent or the Lenders hereunder, under the Interim Order, the Final Order or the Security Documents (other than those covered by the Carve-Out); or
               11.26 Committee Request for Allowance of Claim. Any Committee files any application for approval or allowance of, or any order is entered approving or allowing, any administrative expense claim in any of the Chapter 11 Cases, having any priority over, or being pari passu with, the superadministrative priority of the Agent or the Lenders hereunder, under the Interim Order, the Final Order or the Security Documents (other than those covered by the Carve-Out) and either (i) the Debtors do not immediately and diligently oppose such application or (ii) an order is entered approving such application; or
               11.27 Payment of Prepetition Indebtedness. The payment of any Prepetition Indebtedness of any Debtor other than (a) payments on account of prepetition amounts allowed and approved by the Bankruptcy Court pursuant to any Debtor’s first day motions and specifically provided for in the Approved Budget and (b) payments to any Lender under the Prepetition First Lien Loan Agreement, except as otherwise consented to in writing by the Required Lenders; or
               11.28 Sale of Assets. Any sale, transfer or other disposition of any material assets of any Debtor or of any Subsidiary of any Debtor without the prior written consent of the Required Lenders (other than with regard to Trico Supply and its Subsidiaries, for which the Agent has been provided not less than 10 days’ prior written notice of any such sale, transfer or disposition or as permitted by Section 10.02); or
               11.29 Subsequent Debtor-in-Possession Financing by Debtors. Except to the extent the Required Lenders support the motion or application in their sole and absolute discretion, any motion or application is filed by or on behalf of any Debtor in any of the Chapter 11 Cases seeking the entry of an order, or an order is entered in any of the Chapter 11 Cases, approving any subsequent debtor-in-possession facility for borrowed money or other extensions of credit unless such motion or applications and such order expressly provide for the indefeasible payment and complete satisfaction in full in cash to the Lenders of all Obligations prior to, or concurrently with, any initial borrowings or other extensions of credit under such subsequent facility; or
               11.30 Other Subsequent Debtor-in-Possession Financing. Except to the extent the Required Lenders support the motion or application in their sole and absolute discretion, any motion or application is filed by or on behalf of any Committee or other party in interest in any of the Chapter 11 Cases seeking the entry of an order, or an order is entered in any of the Chapter 11 Cases, approving any subsequent Debtor-in-Possession facility for borrowed money or other extensions of credit unless such motion or applications and such order expressly provide for the indefeasible payment and complete satisfaction in full in cash to the Lenders of all Obligations prior to, or concurrently with, any initial borrowings or other extensions of credit under such subsequent facility and either (i) the Debtors do not immediately and diligently oppose such application or (ii) an order is entered approving such subsequent debtor-in-Possession facility for borrowed money or other extension of credit; or
               11.31 Refinancing of the Prepetition First Lien Loans. Failure of (a) the refinancing of the Prepetition First Lien Loans to be approved in the Final Order within 30 days after the Petition Date and (b) all Prepetition First Lien Debt under the Prepetition First Lien Loan Agreement to be indefeasibly repaid in full in cash within five (5) days after the entry of the Final Order.
               11.32 Remedies.
               (a) Upon the occurrence of any Event of Default then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent and the Lenders shall continue to have all rights and remedies available to them under this Agreement, the other Credit Documents and under applicable law, and notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, the Agent, upon the written request of the Required Lenders and upon five (5) Business Days’ written notice to the Debtors and their counsel, counsel to any Creditors’ Committee, counsel to each of the Prepetition First Lien Agent and the U.S. Trustee (the “Waiting Period”), take any or all of the following actions, without prejudice to the rights of the Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party: (i) terminate the use of any Cash Collateral; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any outstanding Commitments; (iv) require Trico Operators to exercise its option to purchase the equity interests in the Mexican JV held by parties other than Trico Operators; (v) enforce, as Agent, all of the Liens and security interests created pursuant to the Security Documents; (vi) [intentionally omitted]; and (vii) upon five (5) Business Days’ written notice to the Debtors and any landlord, lienholder, licensor or other third party owner of any leased or licensed premises or intellectual property that an Event of Default under this Agreement has occurred and is continuing, the Agent (a) may, unless otherwise provided in any separate agreement by and between the applicable landlord or licensor, and the Agent or the Lenders (the terms of which shall be reasonably acceptable to the parties thereto), enter upon any leased or licensed premises of the Debtors for the purpose of exercising any remedy with respect to Collateral located thereon and (b) shall be entitled to all of the Debtors’ rights and privileges as lessee or licensee under the applicable license and to use any and all trademarks, trade names, copyrights, licenses, patents or any other similar assets of the Debtors, which are owned by or subject to a lien of any third party and which are used by Debtors in its businesses, in either the case of clause (a) or (b) above without interference from lienholders or licensors thereunder, subject to such lienholders or licensors rights under applicable law; provided, however, that the Agent or the Lenders shall pay only rent and additional rent, fees, royalties or other obligations of the Debtors that first arise after the Agent’s or the Lenders’ written notice referenced above and that are payable during the period of such occupancy or use by the Agent or the Lenders, as the case may be, calculated on a per diem basis (nothing herein shall require the Debtors, the Agent or the Lenders to assume any lease or license under Bankruptcy Code Section 365(a) as a precondition to the rights afforded to the Agent and the Lenders in this paragraph). To the extent that any of the foregoing rights and remedies would otherwise be in violation of the automatic stay of Section 362 of the Bankruptcy Code, such stay shall be deemed modified, as set forth in the Interim Order, or upon entry of the Final Order, the Final Order, to the extent necessary to permit the Agent and the Lenders to exercise such rights and remedies.
               During the Waiting Period, the Debtors and their Subsidiaries shall not use any Cash Collateral or any DIP Loan proceeds to pay any expenses except those provided for in the Approved Budget.
               (b) If any Event of Default shall then be continuing, notwithstanding the provisions of Section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order from, the Bankruptcy Court, and without any prior notice thereof, at the request of the Agent the Credit Parties shall dock one or more of their vessels (as specified by Agent) at one or more ports reasonably selected by the Agent.
               (c) The Bankruptcy Court shall retain exclusive jurisdiction with respect to all matters relating to the exercise of rights and remedies under this Agreement and the other Credit Documents, the Interim Order and the Final Order. The only issue as to which the Debtors may seek Bankruptcy Court intervention at any hearing seeking to delay or prevent the Agent or the Lenders from exercising remedies shall be whether an Event of Default has in fact, occurred and is continuing.
               (d) The Agent (on behalf of the Lenders) and the Prepetition First Lien Agent (on behalf of the Prepetition First Lien Lenders) shall have the right to “credit bid” the allowed amount of the Loans and/or the Prepetition First Lien Debt, as applicable, as applicable, during any sale of any of the Debtors’ assets pledged as Collateral or pledged as collateral to secure the Prepetition First Lien Debt, including without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any plan subject to confirmation under section 1129(b)(2)(A)(iii) of the Bankruptcy Code. Additionally, and without limiting the foregoing, in the sole discretion of the Agent, after the occurrence and during the continuance of an Event of Default, upon direction by the Agent (on behalf of the Lenders), the Debtors shall engage in a sale of any or all of the Collateral designated by the Lenders under Sections 363 and 365 of the Bankruptcy Code (each, a “363

Sale”), in a sale that will be conducted on a time schedule selected by the Agent (subject to availability of the Bankruptcy Court’s calendar), and at which the Agent (on behalf of the Lenders) shall be permitted to credit bid all or any portion of the Obligations, including unaccreted original issue discount. In the event the Debtors do not timely file a 363 Sale motion, the Agent (on behalf of the Lenders) may file such a motion on the Debtors’ behalf, and if the Agent files such a motion on the Debtor’s behalf, the Debtors shall reasonably cooperate in all aspects of the sale, including providing witnesses at hearings and depositions without need for a subpoena as well as marshalling assets at the direction of the Agent (on behalf of the Lenders). The rights of the Agent (on behalf of the Lenders) to direct the Debtors to conduct one or more 363 Sales on shortened notice and to file a motion for approval of a 363 Sale on the Debtors’ behalf if the Debtors fail to timely file such motion are material remedies without which the Lenders would not provide the Loan. Such rights are protected by Section 364(e) of the Bankruptcy Code and may not be subsequently conditioned, limited, modified, vacated, reversed or eliminated for cause under Section 363(k) of the Bankruptcy Code or otherwise, regardless whether the Debtors’ estates are administratively insolvent before or after the exercise of such rights.
Each of the Borrower, Trico Operators and the other Credit Parties hereby irrevocably makes, constitutes and appoints the Agent as its true and lawful attorney-in-fact, with full power of substitution, from time to time during the continuance of an Event of Default, and without assent by any of them, to exercise its option to purchase the equity interests in the Mexican JV held by parties other than it. This power of attorney is a power coupled with an interest and shall be irrevocable. The costs and expenses of the Agent incurred in connection with any exercise of this power of attorney shall be payable on demand, and is otherwise subject to reimbursement pursuant to Section 14.01.
                    SECTION 12. The Agent.
               12.01 Appointment. The Lenders hereby irrevocably designate and appoint Obsidian Agency Services, Inc., as Agent (for purposes of Sections 12.02, 12.03, 12.05, 12.06, 12.09, 12.10 and Section 14.01, the term “Agent” also shall include the Agent (and/or any of its affiliates) in its capacity as collateral agent pursuant to the Security Documents, this Agreement and the financings contemplated hereby) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates. Each Lender irrevocably appoints the Agent as security trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to any Credit Document (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in any Credit Document), (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, any Credit Document whether from any Credit Party or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Agent hereby accepts such appointment.
               12.02 Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in final and non—appealable decision). The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
               12.03 Lack of Reliance on the Agent. Independently and without reliance upon the Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.
               12.04 Certain Rights of the Agent. If the Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders; and the Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
               12.05 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Agent.
               12.06 Indemnification. To the extent the Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Agent (and any affiliate thereof), in proportion to their respective “percentage” as used in determining the Required Lenders, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document, or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
               12.07 The Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Agent in its respective individual capacities. The Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
               12.08 Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

               12.09 Resignation by the Agent. (a) The Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
          (b) Upon any such notice of resignation by the Agent, the Required Lenders shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).
          (c) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above.
          (d) If no successor Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Agent, the Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Agent as provided above.
               12.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as Agent or Lender hereunder.
                    SECTION 13. Guaranty.
               13.01 Guaranty. In order to induce the Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and in recognition of the direct benefits to be received by the Borrower from the proceeds of the Loans, the Guarantors hereby agree with the Guaranteed Creditors as follows: the Guarantors hereby and unconditionally and irrevocably guarantee to the Guaranteed Creditors, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Guaranteed Obligations becomes due and payable hereunder, the Guarantors, unconditionally and irrevocably, promise to pay such indebtedness to the Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all reasonable documented out-of-pocket expenses which may be incurred by the Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event the Guarantors agree that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantors, notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of the Borrower, and the Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
               13.02 Bankruptcy. Additionally, the Guarantors unconditionally and irrevocably guarantee to the Guaranteed Creditors the payment of any and all of the Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 11.05, and unconditionally, irrevocably, jointly and severally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.
               13.03 Nature of Liability. The liability of the Guarantors hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by the Guarantors, any other guarantor or by any other party, and the liability of the Guarantors hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower or any other Subsidiary of the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 13.05.
               13.04 Independent Obligation. The obligations of the Guarantors hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantors whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. The Guarantors waive, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantors.
               13.05 Authorization. The Guarantors authorize the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute or this Agreement and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

     (a) in accordance with the terms and provisions of this Agreement and the other Credit Documents, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Guaranty made shall apply to such Guaranteed Obligations as so changed, extended, renewed or altered;
     (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
     (c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;
     (d) release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;
     (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;
     (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;
     (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein or therein, or, pursuant to the terms of the Credit Documents, otherwise amend, modify or supplement this Agreement or any other Credit Document or any of such other instruments or agreements; and/or
     (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Guarantors from their liabilities under this Guaranty.
               13.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Guarantors or any of their Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

               13.07 Subordination. Any indebtedness of the Borrower now or hereafter owing to the Guarantors is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to the Guarantors shall be collected, enforced and received by the Guarantors for the benefit of the Guaranteed Creditors and be paid over to the Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations, but without affecting or impairing in any manner the liability of the Guarantors under the other provisions of this Guaranty. Prior to the transfer by the Guarantors of any note or negotiable instrument evidencing any such indebtedness of the Borrower to the Guarantors, the Guarantors shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Guarantors hereby agree with the Guaranteed Creditors that they will not exercise any right of subrogation which they may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been paid in full in cash. If and to the extent required in order for the Guaranteed Obligations of any Guarantor to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of such Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under this Section 13.07.
               13.08 Waiver. (a) The Guarantors waive any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The Guarantors waive any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full in cash of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower, or any other party, or any security, without affecting or impairing in any way the liability of the Guarantors hereunder except to the extent the Guaranteed Obligations have been paid in cash. The Guarantors waive any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower, or any other party or any security.
          (b) The Guarantors waive all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Guarantors assume all responsibility for being and keeping themselves informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantors assume and incur hereunder, and agree that neither the Agent nor any of the other Guaranteed Creditors shall have any duty to advise the Guarantors of information known to them regarding such circumstances or risks.
               13.09 Payment. All payments made by the Guarantors pursuant to this Section 13 shall be made in Dollars. All payments made by the Guarantors pursuant to this Section 13 will be made without setoff, counterclaim or other defense.
                    SECTION 14. Miscellaneous.
               14.01 Payment of Expenses, etc.
          (a) Within ten Business Days of receipt of a written invoice (containing summary detail and redacted to preserve privilege), with a copy provided to the U.S. Trustee, counsel to the Debtors and counsel to the Committee, the Borrower shall pay all reasonable costs and expenses of the Agent (including, without limitation, the reasonable fees and disbursements of Latham & Watkins LLP, Young Conaway Stargatt & Taylor LLP, Blank Rome LLP and the Agent’s local counsel and the Agent’s consultants and advisers) incurred in connection with the consideration, investigation, negotiation, documentation, execution, consummation, delivery, administration, amendment and enforcement of the Interim Order, the Final Order, this Agreement, the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, and participation in the Chapter 11 Cases, including without limitation, legal, accounting, appraisal, investigation, audit, inspection, insurance, title insurance, and other similar fees and costs, regardless of whether or not the Loan or any other financing is consummated (the “Expenses”), provided there has been no objection by the U.S. Trustee, the Debtors or the Committee received by the Agent within ten days after their receipt of the foregoing invoice (an “Objection”). Any written Objection to such fees or expenses must contain a specific basis for the Objection and a quantification of the undisputed amount of the fees and expenses invoiced; failure to object with specificity or to quantify the undisputed amount of the invoice subject to such objection will constitute a waiver of any objection to such invoice. None of such costs, fees, charges, and expenses shall be subject to Bankruptcy Court approval or required to be maintained in accordance with the United States Trustee Guidelines and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court; provided, that to the extent the Debtors fail to reimburse the Agent and/or the Lenders for any such fees and expenses that are not subject to objection as provided herein, the applicable professionals shall be permitted to apply any amounts held in escrow or retainer (whether obtained prior to, on, or after, the Petition Date) against such unpaid fees and expenses without the need to file any application with the Bankruptcy Court; provided, further, that the Bankruptcy Court shall have jurisdiction to determine any dispute concerning such invoices; provided, however, if an objection to a professional’s invoice is timely received, the Debtors shall only be required to timely pay the undisputed amount of the invoice and the Bankruptcy Court shall have jurisdiction to determine the disputed portion of such invoice if the parties are unable to resolve the dispute.

          (b) The Expenses shall include the Exit Fee and any fees, payments and expenses related to or described in Sections 14.01(d) and 14.19 (the “Indemnity”); provided, that payment of the Indemnity and the Exit Fee shall not be subject to any Objection or the procedures related to the Objection described in Section 14.01(a).
          (c) All unpaid Expenses shall constitute part of the Loans and shall be secured by the Collateral and afforded all priorities and protections afforded to the Loans under the Interim Order, the Final Order, this Agreement and any other Credit Document.
          (d) The Borrower further agrees to: (i) pay all out-of-pocket costs and expenses of the Agent and of each of the Lenders in connection with the enforcement of the Interim Order, the Final Order, this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Agent and counsel for each of the Lenders) (provided that, in each case, upon the request of the Agent or the applicable Lenders, the Borrower further agrees to pay any such amounts under this clause (i) in advance); (ii) pay and hold the Agent and each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save the Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Agent or such Lender) to pay such taxes; and (iii) indemnify the Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of the Interim Order, the Final Order, this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the Release of Hazardous Materials by the Borrower or any of the Borrower’s Subsidiaries into the air, surface water or groundwater or on the surface or subsurface of any Vessel or Real Property at any time owned, operated or occupied by the Borrower, or any of the Borrower’s Subsidiaries, the generation, storage, transportation, handling, disposal or Release of Hazardous Materials by the Borrower or any of the Borrower’s Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of the Borrower’s Subsidiaries, the non-compliance of any vessel or Real Property with Environmental Laws (including applicable permits thereunder) applicable to any vessel or Real Property, or any Environmental Claim asserted against the Borrower or any of the Borrower’s Subsidiaries, or any vessel or Real Property at any time owned, operated or occupied by the Borrower or any of the Borrower’s Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision) or caused by the actions or inactions of the Person to be indemnified. To the extent that the undertaking to indemnify, pay or hold harmless the Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
               14.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Agent or such Lender (including, without limitation, by branches and agencies of the Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
               14.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Agent, at the Notice Office; or, as to any Credit Party or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier as the case may be, or sent by telex or telecopier, except that notices and communications to the Agent shall not be effective until received by the Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopier or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section

14.03 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 14.03.
               14.04 Benefit of Agreement; Assignments; Participations.
          (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Loans and related outstanding Obligations hereunder except as provided in Sections 2.12 and 14.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder) or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.
          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Loans and related outstanding Obligations hereunder to (i) (A) its parent company and/or any affiliate of such other Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or (y) assign all, or if less than all, a portion equal to at least $1.0 million in the aggregate for the assigning Lender or assigning Lenders, of such Loans and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that in the case of any assignment of Loans or Commitments (i) any such assignment shall be of proportionate percentages of the New Money Loan and the Refinancing Loan (or if not yet funded, the Refinancing Loan Commitment), (ii) at such time, Schedule I shall be deemed modified to reflect the outstanding Loans of such new Lender and of the existing Lenders, (iii) upon the surrender of the relevant Notes by the assigning Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.04 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans, (iv) the consent of (x) the Agent and (y) so long as no Default or Event of Default is then in existence, the Borrower shall, in each case, be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (v) the Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (vi) no such transfer or assignment will be effective until recorded by the Agent on the Register pursuant to Section 14.15. To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Loans. At the time of each assignment pursuant to this Section 14.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate described in Section 5.04(b)) to the extent such forms would provide a complete exemption from or reduction in United States withholding tax. In addition, each respective assignee Lender that is not an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(1)(ii) in the United States Treasury Regulations), as reasonably determined by the Borrower or the Agent, shall deliver such documentation (including Form W-9) prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such assignee Lender is subject to backup withholding or information reporting requirements. To the extent that an assignment of all or any portion of a Lender’s Loans and related outstanding Obligations pursuant to Section 2.12 or this Section 14.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or additional amounts or indemnification under Section 5.04 hereof from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs, additional amounts or indemnification (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

          (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Agent (but without the consent of the Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
               14.05 No Waiver; Remedies Cumulative; No Consent to Charges on Collateral. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or any Lender to any other or further action in any circumstances without notice or demand.
               Additionally, so long as the Loans have not been indefeasibly repaid in full in cash and the Commitments hereunder terminated, no action, inaction or acquiescence by any of the Agent, the Lenders, the Prepetition First Lien Agent or the Prepetition First Lien Lenders, including funding the Debtors’ ongoing operations under the Interim Order or otherwise, shall be deemed to be or shall be considered as evidence of any alleged consent by any of the Agent, the Lenders, the Prepetition First Lien Agent or the Prepetition First Lien Lenders, to a charge against the Collateral or the Prepetition Collateral pursuant to Bankruptcy Code sections 506(c) (subject to entry of a Final Order), 552(b) (subject to entry of a Final Order) or 105(a), and no such costs, fees or expenses shall be so charged against the Collateral or the Prepetition Collateral without the prior written consent of each of the Agent, the Lenders, the Prepetition First Lien Agent and the Prepetition First Lien Lenders to the extent of their respective interests in such Collateral or the Prepetition Collateral (such consent to be granted or withheld in such party’s sole and absolute discretion). The Agent, the Lenders, the Prepetition First Lien Agent and the Prepetition First Lien Lenders shall not be subject in any way whatsoever to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral or the Prepetition Collateral.
               14.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
               14.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders to the extent, in each case, permitted by the terms of this Agreement); provided that, except as otherwise specifically provided herein, all computations of the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with the Financial Covenants, shall utilize generally accepted accounting principles and policies in conformity with, and consistent with, those used to prepare the historical audited consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 8.05(a).
               (b) All computations of interest and other Fees (as applicable) hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or other Fees are payable.
               14.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS PROVIDED IN CERTAIN OF THE VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW (INCLUDING THE BANKRUPTCY CODE). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE BANKRUPTCY COURT, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID BANKRUPTCY COURT. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION

PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY THE AFOREMENTIONED COURT, THAT SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURT IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT THE ADDRESS SET FORTH IN SECTION 14.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO.
          (b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURT REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
               14.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.
               14.10 [Intentionally Omitted].
               14.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

               14.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of the following clause (i)), (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount, or extend the time of payment, of any Fees (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount of any Loan (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or the amount of Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 14.12, (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Commitments are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of their respective rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Agent or (3) without the consent of the Agent, amend, modify or waive any provision relating to the rights or obligations of the Agent.
          (b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 14.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay each outstanding Loan of such Lender in accordance with Section 5.01, provided that, unless the Loans that are repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders, provided further, that in any event, the Borrower shall not have the right to replace a Lender, terminate its Loan or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 14.12(a).
               14.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 5.04, 12.06 and 14.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
               14.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10, or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
               14.15 Register. The Borrower hereby designates the Agent to serve as its agent, solely for purposes of this Section 14.15, to maintain a register (the “Register”) on which it will record the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Loans and prior to such recordation all amounts owing to the transferor with respect to such Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 14.15.
               14.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 14.16, each Lender agrees that it will use its commercially reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 14.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 14.16, and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 14.16.
          (b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender.
               14.17 USA PATRIOT Act Notice. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.
               14.18 [Intentionally Omitted].
               14.19 General Release. In consideration of, among other things, the execution and delivery of this Agreement by the Agent and the Lenders, and any financial accommodations which the Agent or any Lender elects to extend to the Borrower or any other Credit Party after the date hereof, each of the Borrower and the other Credit Parties, on behalf of itself and its successors and assigns (collectively, “Releasors”), hereby forever waives, releases and discharges to the fullest extent permitted by law, and hereby agrees to hold each Releasee (as defined below) harmless from, any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), causes of action, demands, suits, costs, expenses and damages (collectively, the “Claims”), that any Releasor now has, of whatsoever nature and kind, whether known or unknown, whether arising at law or in equity, against any or all of the Agent and the Lenders, in each case, in any capacity and their respective affiliates, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, consultants, agents, attorneys and other representatives of each of the foregoing (collectively, the

“Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the Effective Date. The receipt by the Borrower or any other Credit Party of any Loans or other financial accommodations made by the Agent or any Lender after the date hereof shall constitute a ratification, adoption, and confirmation by the Borrower and the other Credit Parties of the foregoing general releases of all Claims against any Releasee which are based in whole or in part on facts, whether or not now known or unknown, existing on or prior to the date of receipt of any such Loans or other financial accommodations. In entering into this Agreement, the Borrower and the other Credit Parties have consulted with, and been represented by, legal counsel and expressly disclaim any reliance on any representations, acts or omissions by any of the Releasees and hereby agree and acknowledge that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The provisions of this Section 14.19 shall survive the termination of this Agreement and the other Credit Documents and payment in full of the Obligations.
               14.20 [Intentionally Omitted].
               14.21 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and gender-neutral forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements, renewals or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
* * *

               IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.
Address:

c/o Trico Marine Services, Inc. 10001 Woodloch Forest Drive, Suite 610 The Woodlands, TX 77380 Attention: Geoff Jones Tel. No.: (713) 780-9926 Fax No.: (713) 750-0062	TRICO MARINE SERVICES, INC., as the Borrower
	By:	/s/ Geoffrey A. Jones
		Name:	Geoffrey A. Jones
		Title:	Sr. Vice President & CFO

TRICO MARINE ASSETS, INC., as a Guarantor
By:	/s/ Brett A. Cenkus
	Name:	Brett A. Cenkus
	Title:	President

TRICO MARINE OPERATORS, INC., as a Guarantor
By:	/s/ Brett A. Cenkus
	Name:	Brett A. Cenkus
	Title:	President

TRICO MARINE INTERNATIONAL, INC., as a Guarantor
By:	/s/ Brett A. Cenkus
	Name:	Brett A. Cenkus
	Title:	President

TRICO MARINE SERVICES (HONG KONG) LIMITED, as a Guarantor By: Trico Marine Assets, Inc., its Sole Member

By:	/s/ Brett A. Cenkus
Name: Brett A. Cenkus
Title: President

COASTAL INLAND MARINE SERVICES LIMITED, as a Guarantor
By:	/s/ Geoffrey A. Jones
	Name:	Geoffrey A. Jones
	Title:	Director

SERVICIOS DE APOYO MARITIMO DE MEXICO, S. DE R.L. DE C.V., as a Guarantor
By:	/s/ Geoffrey A. Jones
	Name:	Geoffrey A. Jones
	Title:	Manager

TRICO SERVICOS MARITIMOS LTDA. as a Guarantor
By:	/s/ Tomás Salazar
	Name:	Tomás Salazar
	Title:	Manager

TRICO MARINE CAYMAN, L.P. as a Guarantor By: Trico Holdco LLC, its general partner By: Trico Marine Services, Inc., its sole member
By:	/s/ Geoffrey A. Jones
	Name:	Geoffrey A. Jones
	Title:	Sr. Vice President & CFO

TRICO HOLDCO LLC as a Guarantor By: Trico Marine Services, Inc., its sole member
By:	/s/ Geoffrey A. Jones
	Name:	Geoffrey A. Jones
	Title:	Sr. Vice President & CFO

TRICO INTERNATIONAL HOLDINGS B.V. as a Guarantor
By:	/s/ Geoffrey A. Jones
	Name:	Geoffrey A. Jones
	Title:	Director A

TRICO MARINE INTERNATIONAL HOLDINGS B.V., as a Guarantor
By:	/s/ Geoffrey A. Jones
	Name:	Geoffrey A. Jones
	Title:	Director A

Address:

Obsidian Agency Services, Inc.	OBSIDIAN AGENCY SERVICES, INC.,
2951 28th Street, Suite 1000	as Agent
Santa Monica, CA 90405
Attn: Emily May or Pedro Urrutia
Telephone: (310) 566-1000	By:	/s/ David Hollander
Facsimile: (310) 899-4950		Name: David Hollander
Title: Vice President

Special Value Continuation Partners, LP	SPECIAL VALUE CONTINUATION PARTNERS,
c/o Tennenbaum Capital Partners, LLC	LP, as Lender
2951 28th St, Suite 1000
Santa Monica, CA 90405	By: Tennenbaum Capital Partners, LLC
Attn: Howard Levkowitz and Liz Greenwood	Its: Investment Manager
Tel. No.: (310) 556-1000
Fax No.: (310) 899-4950
	By:	/s/ David Hollander
Name: David Hollander
Title: Partner

Tennenbaum Opportunities Partners V, LP	TENNENBAUM OPPORTUNITIES PARTNERS
c/o Tennenbaum Capital Partners, LLC	V, LP, as Lender
2951 28th St, Suite 1000
Santa Monica, CA 90405	By: Tennenbaum Capital Partners, LLC
Attn: Howard Levkowitz and Liz Greenwood	Its: Investment Manager
Tel. No.: (310) 556-1000
Fax No.: (310) 899-4950
	By:	/s/ David Hollander
Name: David Hollander
Title: Partner

Tennenbaum DIP Opportunity Fund, LLC	TENNENBAUM DIP OPPORTUNITY FUND, LLC,
c/o Tennenbaum Capital Partners, LLC	as Lender
2951 28th St, Suite 1000
Santa Monica, CA 90405	By: Tennenbaum Capital Partners, LLC
Attn: Howard Levkowitz and Liz Greenwood	Its: Investment Manager
Tel. No.: (310) 556-1000
Fax No.: (310) 899-4950
	By:	/s/ David Hollander
Name: David Hollander
Title: Partner